CONFIDENTIAL TREATMENT REQUESTED. Confidential portions of this document have been redacted and have been separately filed with the Commission.

Exhibit No. 10.1

LICENSING AGREEMENT

BY AND BETWEEN

TG THERAPEUTICS, INC.

AND

RHIZEN PHARMACEUTICALS S A

This Licensing Agreement is made and entered into on 22 September 2014 (the “Effective Date”) by and between

Rhizen Pharmaceuticals S.A., a Swiss corporation having its principal place of business at Fritz Courvoisier 40, 2300 La Chaux de Fonds, Switzerland (“Rhizen”),

On the one hand,

And

TG Therapeutics, Inc., a Delaware corporation, with a place of business at 787 Seventh Avenue, New York, NY (“TGTX”).

On the other hand;

WITNESSETH:

WHEREAS, Rhizen is a pharmaceutical company focused on the development of novel inhibitors of PI3Kδ for the treatment of various B-cell proliferative diseases;

WHEREAS, TGTX is a biopharmaceutical company engaged in the development, manufacturing and marketing of pharmaceutical products directed toward the treatment of B-cell proliferative diseases;

WHEREAS, Rhizen and TGTX are parties to that certain Joint Venture and License Option Agreement, dated 15th August , 2012 ( the “JV Agreement”).

WHEREAS, The development of the Product has, to date, progressed satisfactorily to each Party to the JV Agreement, and each Party has upheld the responsibilities delegated to such Party dictated in the JV Agreement;

WHEREAS, The JV Agreement affords TGTX the option to license the exclusive rights to the Product under the terms of Article 6.2 and Exhibit F of such JV Agreement;

WHEREAS, In the interest of continued accelerated development of the Product, TGTX wishes to execute such license option outside of the terms dictated in Article 6.2 and Exhibit F of such JV Agreement, and Rhizen is in agreement with such early execution of the option granted to TGTX

WHEREAS, With reference to Article 15.1 of the JV Agreement and pursuant to the promising progress of RP5264 (now TGR-1202) and recent discussion between the parties, each of TGTX and Rhizen hereby wishes to execute this Licensing Agreement.

WHEREAS, TGTX pursuant to the JV Agreement wishes to exercise its option to in license to TGTX all the proprietary rights in and to the compound known as “RP5264” or any one of the back-up compounds; and Rhizen agrees to out license to such compound known as “RP5264” or any one of the back-up compounds in order to develop, manufacture and commercialize Products (as hereinafter defined); and

WHEREAS, both TGTX and Rhizen, pursuant to the JV Agreement wish to enter into this definitive Agreement which provides TGTX with an exclusive license to the Compound (as hereinafter defined) to develop and commercialize Products (as hereinafter defined) in the Field of Use (as hereinafter defined) and in the Territory (as hereinafter defined), under the terms and conditions set forth below;

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NOW, THEREFORE, in consideration of the foregoing and the covenants and obligations set forth herein, including the exhibits or appendices hereto, and intending to be legally bound , TGTX and Rhizen hereby agree as follows:

1. DEFINITIONS AND INTERPRETATIONS

Terms, when used with initial capital letters, shall have the meanings set forth below or at their first use when used in this Agreement:

“Active Commercialization”: solely for purposes of Section 3.1.3 hereof, shall mean TGTX is employing the level of efforts and resources to Commercialize the Product in a Major Market in a sustained manner that is consistent with the efforts and resources a biopharmaceutical company typically devotes to a product that is commercially viable.

“Active Clinical Development”: solely for purposes of Section 3.1.3 hereof, shall mean TGTX is employing the level of efforts and resources to achieve Regulatory Approval of a Product in a Major Market in a sustained manner that is consistent with the efforts and resources a biopharmaceutical company typically devotes to a product that it has determined has positive market potential, profit potential, and strategic value. If a notice is required to be delivered by TGTX to Rhizen pursuant to Section 3.2.4 hereof, then the Compound shall no longer be considered to be in Active Clinical Development. Once the first Regulatory Approval for a Product in a Major Market is achieved, the Compound may no longer be considered to be in Active Clinical Development for purposes of Section 3.1.3.

“Agreement”: shall mean this License Agreement

“API”: shall mean an active pharmaceutical ingredient.

“Backup Compound” means any * compounds other than RP5264 as provided in Annexure VI Controlled by Rhizen as of the Effective Date and/or developed during the Term, which (i) falls within the chemical genus provided in Exhibit B of the JV Agreement, and (ii) has targeted * (≤ *) in an * against the * target and targeted specificity of * compared to the *. The initial list of the Backup Compounds is attached hereto as Annexure VI and shall be updated from time to time by Rhizen and provided to TGTX promptly. The list of the Backup Compounds thus updated shall include any compound which falls in the above definition which are discovered or developed by Rhizen during the first two years of the Term.

“Bulk API” shall mean any of the Compounds in bulk form.

“Cause” means, for purposes of Section 12.1, any unfavorable result from a pre-clinical or clinical trial that, as reasonably determined by TGTX, causes material concerns regarding the tolerability, safety or effectiveness of the Product.

“Change of Control”: means (i) the acquisition, directly or indirectly, by any person, entity or “group” (within meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) by means of a transaction or series of related transactions, of (a) beneficial ownership of fifty percent (50%) or more of the outstanding voting securities of a Party (or the surviving entity, as applicable, whether by merger, consolidation, reorganization, tender offer or other similar means), or (b) all, or substantially all, of the assets of a Party; or (ii) any consolidation or merger of a Party with or into any Third Party, or any other corporate reorganization involving a Third Party, in which those persons or entities that are stockholders of the Party immediately prior to such consolidation, merger or reorganization (or prior to any series of related transactions leading up to such event) own fifty (50%) or less of the surviving entity’s voting power immediately after such consolidation, merger or reorganization.

* Confidential material redacted and filed separately with the Commission.

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“Change of Control Transaction”: shall have the meaning ascribed to this term in paragraph (a) of Article 19.

“Combination” shall mean a Co-administration of Product together with any other product.

“Compound”: shall mean RP5264 as described in Annexure I or one of the * Backup Compounds.

“Commercialization”, with a correlative meaning for “Commercialize”: means all activities undertaken before and after obtaining Regulatory Approval relating specifically to the pre-marketing, launch, promotion, marketing, sale, and distribution of a pharmaceutical product, including: (a) strategic marketing, sales force detailing, advertising, medical education and liaison, and market and product support; and (b) any Phase IV Clinical Trials, and (c) all customer support and Product distribution, invoicing and sales activities.

“Confidential Information”: means, with respect to a Party, all confidential Information of such Party that is disclosed to the other Party under this Agreement, which may include specifications, know-how, trade secrets, legal information, technical information, drawings, models, business information, inventions, discoveries, methods, procedures, formulae, protocols, techniques, data, and unpublished patent applications, in each case whether disclosed in oral, written, graphic, or electronic form.  All Confidential Information disclosed by either Party pursuant to the Mutual Confidential Disclosure Agreement between the Parties dated April 27, 2012 shall be deemed to be such Party’s Confidential Information disclosed hereunder.

“Control” shall mean,with respect to any material, Information, or intellectual property right, that a Party owns or has a license to such material, Information, or intellectual property right and has the ability to grant to the other Party access, a license, or a sublicense (as applicable) to such material, Information, or intellectual property right on the terms and conditions set forth herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be first required hereunder to grant to the other Party such access, license, or sublicense.

“IND/CTA” shall mean(a) an Investigational New Drug application as defined in the FD&C Act and applicable regulations promulgated thereunder by the FDA or any successor application or procedure required to initiate clinical testing of a Product in humans in the Territory; and (b) all supplements and amendments to the foregoing.

“Rhizen Intellectual Property Rights”: shall mean all Rhizen Patents and Rhizen Know-How.

“Rhizen Know-How”: shall mean (i) all Know-How that is Controlled by Rhizen or its Affiliates on the Effective Date and during the Term, and (ii) Rhizen’s interest in any Joint Know-How, in each case that is necessary or useful for the Development, manufacture or Commercialization of the Product. For clarity, Rhizen Know-How excludes the Rhizen Patents.

* Confidential material redacted and filed separately with the Commission.

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“Rhizen Patent(s)”: shall mean any Patent, including Rhizen’s interest in any Joint Patent, that (a) is Controlled by Rhizen or its Affiliates on the Effective Date and during the Term, and (b) claims the Product or its manufacture or its use, or any other invention that is otherwise necessary or useful for the Development, manufacture, use or Commercialization of the Product in the Field of the Use, including the patents listed in Annexure IIA, which shall be from time to time amended and updated during the Term to incorporate the then-current Rhizen Patents.

“Data”: shall mean any and all scientific and research data, technical data, test and development data, pre-clinical and clinical data (including pharmacological, biological, chemical, biochemical, toxicological, pre-clinical and clinical test data, analytical and quality control data, stability data, results of studies and patient lists), formulations, processes, protocols, regulatory files and the like which are developed by either Party in connection with the Compound or the Product.

“Joint Know-How”: shall mean all Know-How developed or acquired by either Party in performing its obligations pursuant to the JV Agreement that is necessary or useful for the Development, manufacture or Commercialization of the Product.

“Know-How”: shall mean any and all technical information, test and development data and results, formulations, processes, ideas, protocols, regulatory files, preclinical and clinical data (including, without limitation, Data) and the like relating to the use, manufacture, Development, or Commercialization of the Compound or the Product.

“TGTX Intellectual Property Rights”: shall mean all TGTX Patents and TGTX Know-How.

“TGTX Know-How”: shall mean (i) all Know-How that is Controlled by TGTX or its Affiliates on the Effective Date and during the Term, and (ii) TGTX’s interest in the Joint Know-How, in each case that is necessary or useful for the Development, manufacture or Commercialization of the Product. For clarity, TGTX Know-How excludes TGTX Patents.

“TGTX Patent(s)”: shall mean any Patent, including TGTX’s interest in any Joint Patent, that (a) is Controlled by TGTX or its Affiliates on the Effective Date and during the Term, and (b) claims the Product or its manufacture or its use, or any other invention that is otherwise necessary or useful for the Development, manufacture, use or Commercialization of the Product in the Field of the Use, including the patents listed in Annexure IIB, which shall be from time to time amended and updated during the Term to incorporate the then-current TGTX Patents.

“Develop or Development”: shall mean all activities relating to preparing and conducting preclinical testing, toxicology testing, human clinical studies, regulatory affairs for obtaining the Regulatory Approvals, formulation development, process development for manufacture and associated validation, quality assurance and quality control activities (including qualification lots). Development shall exclude all Phase IV Clinical Trials.

“Development Plan”: shall mean plans for development of the Product as outlined in Annexure III, which shall be provided by TGTX and updated and amended pursuant to Section 3.

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“Diligent Efforts”: means, with respect to a Party’s obligation under this Agreement to Develop or Commercialize a Product, the level of efforts and resources required to carry out such obligation in a sustained manner consistent with the efforts and resources a similarly situated biopharmaceutical company devotes to a product of similar market potential, profit potential or strategic value within its portfolio, based on conditions then prevailing i.e. it shall mean the efforts required in order to carry out a task or objective in a diligent and sustained manner without undue interruption, pause or delay, which level is at least commensurate with the level of efforts that a pharmaceutical company would devote to a product of similar potential and having similar commercial and scientific advantages and disadvantages as compared to the Product hereunder. Diligent Efforts requires (without limitation) that the Party exerting such efforts (i) promptly assign responsibility for its obligations to specific employee(s) or contractor(s) who are held accountable for progress and monitor such progress, on an ongoing basis, (ii) set and continue to seek to achieve specific and meaningful objectives for carrying out such obligations, and (iii) consistently make and implement decisions and allocate resources designed to advance progress with respect to such objectives, in each case in a diligent manner.

“Major Market(s)”: shall mean any of the following countries or groups of countries: (i) the United States of America; (ii) Canada; (iii) France, Germany, Italy, Spain, and the United Kingdom (each, a “Major European Market”); (iv) Japan; and (v) Russia, Brazil or China (each, a “Major BRIC Market”).

“Diligence Failure”: shall mean TGTX does not correct a failure to use Diligent Efforts within the applicable period specified in, or determined in accordance with Section 3.2.5(b).

“EMEA”: shall mean the European Medicines Agency or any successor agency thereto.

“FDA”: shall mean the United States Food and Drug Administration, or a successor federal agency thereto.

“Field” means the prevention, treatment or amelioration of any disease or condition in humans.

“Field of Use”: shall mean the use of Products in the Field as defined herein.

“First Commercial Sale”: shall mean the first commercial sale by TGTX, its Affiliates and/or Sublicensees to a Third Party of a Product for value in any country in the Territory following receipt of approval to market such Product from the relevant Regulatory Authority in the applicable country.

“Finished Product” shall mean a Product that has been filled into vials, syringes or capsules or manufactured into other pharmaceutical presentations for administration, such as tablets or pills; finished and labeled for use in clinical trials or for commercial purposes in accordance with the applicable specifications and legal requirements.

“Generic Product” means a drug product that (i) contains the same active ingredient as the Product where the Product is the reference-listed drug, and (ii) is approved by a Governmental Authority pursuant to an Abbreviated New Drug Application, an application under 21 U.S.C. §355(b)(2), or similar application.

“Indication”: means any indication for which (a) a Product is developed pursuant to an IND or CTA (or if no such filing is required, pursuant to the applicable clinical trial protocol), (b) an NDA for a Product is submitted, or (c) an NDA for a Product is approved by a Regulatory Authority.

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“IND”: shall mean (a) an Investigational New Drug application as defined in the FD&C Act and applicable regulations promulgated thereunder by the FDA or any successor application or procedure required to initiate clinical testing of a Product in humans in the Territory; and (b) all supplements and amendments to the foregoing.

“Information” means any data, results, technology, business information, and information of any type whatsoever, in any tangible or intangible form, including, without limitation, know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, toxicological, preclinical and clinical test data), analytical and quality control data, stability data, other study data and procedures.

“Sole Inventions”: shall have the meaning ascribed to this term in Section 7.1.

“Joint Inventions”: shall have the meaning ascribed to this term in Section 7.1.

“Joint Patents”: shall mean any and all patents and patent applications claiming any Joint Invention, together with any and all patents issued on any such applications as well as any divisional, continuation, continuation-in-part, substitution applications, re-issue, re-examination, renewal and extended patents (including supplementary protection certificates (SPC)) of any of the foregoing.

“JSC”: shall mean the joint scientific committee created by the Parties according to Section 4.1

“Launch”: shall mean the First Commercial Sale in a country.

“Milestone(s)”: shall have the meaning ascribed to this term in Section 6.3.

“Milestone Payment”: means any of the Primary Indication Milestone Payments, the Secondary Indication Milestone Payments, and the Non-Oncology Indication Milestone Payments.

“NDA”: shall mean a “New Drug Application” (as more fully defined in 21 C.F.R. 314.5 et seq.) filed with the FDA or the equivalent application filed with any other Regulatory Authority to obtain marketing approval for a Product in a country or jurisdiction in the Territory.

“Net Sales”: shall mean, with respect to a particular time period, the total amounts received or invoiced by TGTX, its Affiliates, and sublicensees (subject to the provisions set forth in Section 6) for sales of Product made during such time period to unaffiliated Third Parties, less the following deductions to the extent actually allowed or incurred with respect to such sales:

(a)	discounts, including cash, trade, and quantity discounts, retroactive price reductions, charge-back payments, and rebates actually granted or administrative fees actually paid to trade customers, patients (including those in the form of a coupon or voucher), managed health care organizations, pharmaceutical benefit managers, group purchasing organizations, federal, state, or local government and the agencies, purchasers and reimbursers of managed health organizations, pharmaceutical benefit managers, group purchasing organizations, or federal, state or local government;

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(b)	credits or allowances actually granted upon prompt payment, or losses, actually incurred as a result of damaged goods, rejections or returns of such Product, including in connection with recalls, and all other reasonable and customary allowances and adjustments actually credited to customers;

(c)	packaging, freight, postage, shipping, transportation, warehousing, handling and insurance charges, credit card processing fees and any customary payments with respect to the Products actually made to wholesalers or other distributors, in each case actually allowed or paid for distribution and delivery of Product, to the extent billed or recognized; and

(d)	taxes, including sales taxes, excise taxes, value-added taxes, and other taxes (other than income taxes), duties, tariffs or other governmental charges levied on the sale of such Product, including, without limitation, value-added and sales taxes.

Notwithstanding the foregoing, amounts received or invoiced by TGTX, its Affiliates and sublicencees for the sale of Product among TGTX, its Affiliates and sublicencees shall not be included in the computation of Net Sales hereunder. In any event, any amounts received or invoiced by TGTX and its Affiliates or sublicensees shall be accounted for only once. Subject to the provisions of Section 6, Sublicensee Royalties and Sublicensing Payments shall not be included in Net Sales. Net Sales shall be accounted for in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) consistently applied. Net Sales shall exclude any samples of Product transferred or disposed of at no cost for promotional or educational purposes, and the cost for such samples transferred or disposed of shall be deemed to be included in the Commercial Expenses.

For the purposes of determining royalty rates and the royalties payable on Combination, Net Sales of Product shall be calculated by multiplying the Net Sales of the Combination by the fraction A/A+B, where A is the average selling price, during the royalty paying period in question, of the Product sold separately in the country in which the sale of the Combination is made, and B is the average selling price, during the royalty period in question, of the other active ingredient(s) or component(s) sold separately. In the event that such average selling price cannot be determined for both Product and all other active ingredient(s) and component(s) included in the Combination Product, Net Sales for purposes of determining payments under this Agreement shall be calculated by multiplying the Net Sales of the Combination by the fraction C/(C+D) where C is the standard fully-absorbed cost of the portion of the combination, and D is the standard fully-absorbed cost of the other active ingredient(s) or component(s) included in the Combination, as determined by TGTX using its standard accounting procedures consistently applied. In the event that the standard fully-absorbed cost of the Product and/or the other active ingredient(s) or component(s) included in such Combination cannot be determined, for the purposes of determining royalties payable hereunder, the Parties shall negotiate in good faith to determine an appropriate commercial value for all the components in the Combination and calculate Net Sales of such Combination accordingly.

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Further, the Parties agree to negotiate in good faith for an equitable determination of the Net Sales of the Product in the event TGTX and its Affiliates sells the Product in such a manner that gross sales of the Product are not readily identifiable. In addition, for purposes of this Agreement, “sale” shall mean any transfer or other distribution or disposition, but shall not include transfers or other distributions or dispositions of Product at no charge for academic research, preclinical, clinical, or regulatory purposes (including the use of a Product in Clinical Trials) or in connection with patient assistance programs or other charitable purposes or to physicians or hospitals for promotional purposes (including free samples to a level and in an amount which is customary in the industry and/or which is reasonably proportional to the market for such Product).

“Non-Oncology Indication”: shall mean any Indication other than an oncology Indication.

“Party”: shall mean either TGTX or Rhizen, as the context requires, or both TGTX and Rhizen when used in the plural form

“Patent(s)”: shall mean (a) pending patent applications, including provisional patents, issued patents, utility models and designs; and (b) extensions, reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, requests for continued examination, continuations-in-part, or divisions of or to any patents, patent applications, utility models or designs.

“Phase I Clinical Trial”: means a small scale trial of a pharmaceutical product on subjects that generally provides for the first introduction into humans of such product with the primary purpose of determining safety, metabolism and pharmacokinetic properties, clinical pharmacology and any other properties of such product as per the study protocol design, as required by 21 C.F.R. 312(a) or a similar study in other countries.

“Phase II Clinical Trial”: means a small scale clinical trial of a pharmaceutical product on patients, including possibly pharmacokinetic studies, the principal purposes of which are to make a preliminary determination that such product is safe for its intended use and to obtain sufficient information about such product’s efficacy to permit the design of further clinical trials, as required by 21 C.F.R. 312(b) or a similar study in other countries.

“Phase III Clinical Trial”: means one or more clinical trials on sufficient numbers of patients, which trial(s) are designed to (a) establish that a drug is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions that are associated with the drug in the dosage range to be prescribed; and (c) support Regulatory Approval of such drug, as required by 21 C.F.R. 312(c) or a similar study in other countries.

“Primary Indications”: means * and *.

“Product(s)”: shall mean a pharmaceutical preparation in any formulation that contains the Compound as an active ingredient.

“New Product”: shall mean a pharmaceutical preparation containing Compound which differs from a previously approved product by at least one active pharmaceutical ingredient.

“Governmental Authority”: means any multi-national, federal, state, local, municipal or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

* Confidential material redacted and filed separately with the Commission.

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“Good Clinical Practices” or “GCP” means the then-current good clinical practice standards, practices and procedures promulgated or endorsed by the FDA as set forth in the guidelines entitled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” including related regulatory requirements imposed by the FDA, and comparable regulatory standards, practices and procedures in jurisdictions outside the U.S., in each case as they may be updated from time to time.

“Good Laboratory Practices” or “GLP” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and comparable regulatory standards in jurisdictions outside the U.S., in each case as they may be updated from time to time.

“Good Manufacturing Practices” or “GMP” means the then-current good manufacturing practices required by the FDA, as set forth in the FD&C Act and the regulations promulgated thereunder, for the manufacture and testing of pharmaceutical materials, and comparable Laws applicable to the manufacture and testing of pharmaceutical materials in jurisdictions outside the U.S., including without limitation 21 CFR 211 (Current Good Manufacturing Practice for Finished Pharmaceuticals) and the guideline promulgated by the International Conference on Harmonization designated ICH Q7A, entitled “Q7A Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients” and associated guidelines and regulations, in each case as they may be updated from time to time.

“Regulatory Approvals” means all approvals (including without limitation supplements, amendments, and pricing approvals), licenses, registrations or authorizations of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, necessary for the manufacture, storage, import, transport, distribution, marketing, use or sale of a pharmaceutical product in a given regulatory jurisdiction.

“Regulatory Authority”: means, in a particular country or jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval in such country or jurisdiction, including without limitation, in the U.S., the FDA and any other applicable Governmental Authority in the U.S. having jurisdiction over the Product, and, in the European Union, the EMEA and any other applicable Governmental Authority having jurisdiction over the Product..

“Royalties”: shall mean the royalties to be paid by TGTX to Rhizen (a) on the basis of Net Sales pursuant to Section 6.3.3 hereof, or (b) on the basis of Sublicensee Royalties, pursuant to Section 6.4.2 hereof, as applicable.

“Royalty Term”: shall mean, on a country-by-country basis, the period beginning upon the First Commercial Sale of a Product or New Product in a country and ending on the later of (i) on the expiration of the last to expire issued Valid Claim within the Licensed Patents covering the sale of the Product or New Product in such country, or (ii) expiry of any other exclusivity right with respect to the Product or New Product in a country, including patent term extensions, marketing exclusivity or any other non-patent exclusivity.

“Secondary Indication”: means any oncology indication other than a Primary Indication.

“Subcontractor”: means a Third Party service provider engaged by TGTX to perform contract services on behalf of TGTX or its Affiliates, where TGTX retains a meaningful participatory role in the overall development and commercialization of the Product (e.g., contract research or development organizations, clinical sites performing clinical trials, universities and scientific institutes, distributors in certain countries in the Territory, or contract manufacturing organizations).

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“Sublicensee(s)”: shall mean any Third Party to whom TGTX, or any of its Affiliates, has sublicensed any of TGTX’s rights under the license granted to TGTX pursuant to Section 2.1.

“Sublicensee Royalties”: shall mean all royalties paid by any Sublicensee to TGTX or any of its Affiliates with respect to sales of Products by such Sublicensee or its further sublicensees.

“Sublicensing Payments”: shall mean consideration in any form received by TGTX or any of its Affiliates in connection with a grant to any Third Party(ies) of a sublicense or other right, license, privilege or immunity to develop, have developed, make, have made, use, sell, have sold, distribute, import or export Products, but excluding Sublicensee Royalties. Sublicensing Payments shall include, without limitation:

(i) any upfront or license signing fee;

(ii) any license maintenance fee;

(iii) any milestone payments (including, without limitation development, regulatory and sales-based milestone payments);

(iv) the portion of any minimum royalty payment received by TGTX or any of its Affiliates in excess of Sublicensee Royalties received;

(v) if a Sublicensee issues equity or debt securities to TGTX or its Affiliate in connection with a sublicense grant, the fair market value of such securities issued to TGTX or its Affiliate (such fair market value to be determined by agreement of TGTX and Rhizen or by an independent appraiser mutually agreeable to TGTX and Rhizen), net of any cash consideration paid by TGTX or its Affiliate for such securities;

(vi) any distribution or joint marketing fee;

(vii) research and development funding in excess of TGTX’s or its Affiliates’ actual cost of performing such research and development (calculated on a fully-burdened basis in accordance with TGTX’s or its Affiliate’s project- or activity-based accounting practices, as applied consistently throughout its accounting system); and

(viii) if TGTX or its Affiliate sells equity or debt securities to a Sublicensee in connection with a sublicense grant, any consideration received by TGTX or its Affiliate for such securities to the extent such consideration exceeds the fair market value of such securities (such fair market value to be determined by agreement of TGTX and Rhizen or by an independent appraiser mutually agreeable to TGTX and Rhizen).

“Technology Transfer Plan”: shall have the meaning ascribed to this term in Section 3.1.1.

“Territory”: shall mean the entire world excluding India.

“TGTX Exercise Fee”: shall have the meaning ascribed to this term in Section 6.2.

“Third Party”: shall mean any entity other than TGTX or Rhizen or an Affiliate of TGTX or Rhizen.

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“Valid Claim” shall mean (a) any claim of an issued unexpired patent that (i) has not been permanently revoked, held invalid, or declared unpatentable or unenforceable in a decision of a court or other body of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, and (ii) is not lost through an interference proceeding that is unappealable or unappealed within the time allowed for appeal; or (b) provided there is no Generic Product available in the market, a claim of a pending Patent application, which claim has not been abandoned or finally disallowed without the possibility of appeal.

2 LICENSE

2.1 Subject to the terms and conditions of this Agreement, Rhizen grants to TGTX an exclusive license under the Rhizen Intellectual Property Rights, to develop, have developed, use, have used, sell, have sold, offer for sale, register, have registered, Commercialize, and have Commercialized and import the Product for any Indication in the Field of Use in the Territory. For avoidance of doubt, Rhizen does not grant to TGTX any right or license with respect to any API other than the Compound, as defined herein above. Subject to the terms and conditions of this Agreement, Rhizen retains the exclusive right to manufacture the Product, including the Bulk API and Finished Product in the Territory.

2.2 The license granted to TGTX by Rhizen under Section 2.1 includes the right for TGTX to grant sublicenses to its Affiliates and to Third Parties for the development, manufacture, sale and/or commercialization of the Compound and the Product. All sublicenses granted by TGTX shall be subject to the terms and conditions of this Agreement and TGTX shall enter into a written sublicense agreement with each Sublicensee which will contain terms and conditions fully consistent with the terms and conditions contained in this Agreement. TGTX shall use Diligent Efforts to include in any Commercial Sublicense Agreement express permission to assign all of the rights and obligations under such agreement to Rhizen without consent from the Sublicensee. TGTX shall provide to Rhizen a draft copy of each Commercial Sublicense Agreement (as defined below) intended to be entered into by TGTX or any of its Affiliates and any immediate Sublicensee, in each case, for a period of 30 (days) days before execution of such Commercial Sublicense Agreement to allow Rhizen to ascertain if the terms and conditions set forth therein are fully consistent with the terms and conditions contained in this Agreement, provided that TGTX may redact in its entirety from such draft any sensitive, confidential or proprietary information that is not necessary to ascertain TGTX’s, its Affiliate’s or a Sublicensee’s compliance with the terms and conditions of this Agreement (including, without limitation, TGTX’s payment and reporting obligations hereunder). TGTX shall provide to Rhizen a true and complete copy of each Commercial Sublicense Agreement entered into by TGTX or any of its Affiliates and any Sublicensee, and of each amendment to any such Commercial Sublicense Agreement, in each case, within thirty (30) days after execution of such Commercial Sublicense Agreement or amendment. For the purpose of this Section 2.2, the term “Commercial Sublicense Agreement” shall mean any agreement executed by TGTX or any of its Affiliates under which any of TGTX’s rights under the license granted to TGTX pursuant to Section 2.1 are sublicensed; provided, however, that the term Commercial Sublicense Agreement shall exclude any agreement between TGTX or its Affiliate and a Subcontractor. In addition, TGTX shall notify Rhizen in writing of the termination of any Commercial Sublicense Agreement within thirty (30) days after such termination. If TGTX determines that there is a reasonable likelihood of its execution of a Commercial Sublicense Agreement or an amendment to, or termination of, an existing Commercial Sublicense Agreement, TGTX shall use reasonable efforts to provide notice thereof to Rhizen, which notice shall be provided solely for Rhizen’ information and planning purposes. No sublicense hereunder shall limit or affect the obligations of TGTX under this Agreement, and TGTX shall remain fully responsible for each Affiliate’s or Sublicensee’s compliance with the applicable terms and conditions of this Agreement. TGTX agrees to take Diligent Efforts to enforce the terms of each Commercial Sublicense Agreement against the relevant Sublicensee in the event of a material breach thereof.

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2.3 TGTX may subcontract certain activities to Subcontractors who will conduct such activities, or a portion thereof, on behalf of TGTX. TGTX’s execution of a subcontracting agreement with any Subcontractor shall not relieve TGTX of any of its obligations under this Agreement. TGTX shall remain directly liable to Rhizen for any performance or non-performance of a Subcontractor that would be a breach of this Agreement if performed or omitted by TGTX, and TGTX shall be deemed to be in breach of this Agreement as a result of such performance or non-performance of such Subcontractor. TGTX shall use Diligent Efforts to include in any agreement with a Subcontractor express permission to assign all of the rights and obligations under such agreement to Rhizen without consent from the Subcontractor. TGTX agrees to take Diligent Efforts to enforce the terms of each subcontractor agreement, the breach of which would constitute a breach of this Agreement if performed or omitted by TGTX, against the relevant Subcontractor in the event of a material breach thereof.

2.4 Except as expressly provided in this Agreement, no license or other right is or shall be created or granted hereunder by implication, estoppel or otherwise.

3 DEVELOPMENT PLAN

3.1. Obligations of Rhizen

3.1.1 As soon as possible after the Effective Date, Rhizen shall transfer to TGTX, all Rhizen Intellectual Property (excluding Rhizen Patents) that is necessary for TGTX to continue the development of the Compound and the Products in accordance with the Development Plan and transfer the information and materials set forth in the technology transfer plan attached hereto as Annexure IV (the “Technology Transfer Plan”) on the timeline set forth in the Technology Transfer Plan. Rhizen shall supply TGTX at TGTX’s cost, as indicated in this Section 3.1.1, as soon as possible, but in any event within thirty (30) days, with the amount of API or Finished Product (qty) for use in clinical studies that is requested by TGTX, unless the costs associated with the manufacture of such products were previously shared by both Parties pursuant to the JV Agreement, in which case TGTX shall reimburse Rhizen that portion of the cost paid by Rhizen pursuant to the JV Agreement. TGTX shall make payment on Rhizen’ invoices under this Section 3.1.1 within Thirty (30) days of invoice.

3.1.2 At no cost to TGTX, Rhizen shall provide a reasonable amount of technical, scientific and intellectual property support to the Development Plan, as requested by TGTX, during the first three (3) month period beginning on the Effective Date unless the costs associated with such support has been already shared by both Parties pursuant to the JV Agreement.

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3.1.3 Rhizen agrees that it will not develop, have developed, Commercialize or have Commercialized the Compound for non-human uses, including without limitation, veterinary uses, while the Compound is under Active Clinical Development or, following Regulatory Approval of the Compound in any Major Market, while the Compound is subject to Active Commercialization; provided, however, Rhizen shall be free to develop, have developed, Commercialize, or have Commercialized, the Compound for non-human use, including without limitation veterinary use, if at the end of the fifth year following the first Regulatory Approval of a Product in any Major Market TGTX has not paid to Rhizen in the aggregate at least * Dollars ($ * ) in Royalties hereunder. In addition, and notwithstanding the foregoing, following the completion of Active Clinical Development, Rhizen may develop, have developed, Commercialize, or have Commercialized, the Compound for a non-human use, including without limitation veterinary use, provided that such development or Commercialization is in the form of a co-formulation of the Compound with any other active additional ingredient.

3.2 Obligations of TGTX

3.2.1 TGTX shall undertake Diligent Efforts to Develop, register and Commercialize the Product in the Field of Use in the Major Markets and in such other markets as TGTX deems commercially reasonable. TGTX shall use Diligent Efforts to maximize Net Sales and shall not take any action with the intent of reducing or avoiding the Milestone Payments or any royalties hereunder. From and after the Effective Date, TGTX shall be solely responsible for all the costs relating to the Development, registration and Commercialization of the Product in the Field of Use. TGTX shall solely assume the managing and the financing of the Development Plan, with the objective of verifying the safety, potency and efficacy of the Product and, if the results of clinical development are positive, filing applications for NDA approval in an expeditious manner, within the limits of the demands of the Regulatory Authorities and consistent with Diligent Efforts, as more fully described below in this Section 3.2. TGTX shall retain final decision making authority on all Development, Commercialization, marketing, manufacturing and regulatory matters relating to the Product; provided, however, that TGTX shall: (i) provide Rhizen the opportunity to review and comment on protocols for clinical trials of which TGTX or its Affiliate will be the sponsor and proposed labelling for the Product in each country of the Territory, in each case, reasonably in advance of submission by TGTX or any of its Affiliates (but, for the avoidance of doubt, not Sublicensees) to the applicable Regulatory Authority of any such clinical trial protocol or any regulatory filing regarding Product labelling, and (ii) consider Rhizen’s comments with respect to such clinical trial protocols and Product labelling in good faith, provided such comments are provided in an expeditious manner consistent with Diligent Efforts by TGTX.

3.2.2 TGTX shall conduct the activities set forth in the Development Plan in accordance with all applicable Laws and current good manufacturing practice (cGMP), current good laboratory practice (cGLP) and current good clinical practice (cGCP), where applicable.

3.2.3 The Development Plan will be updated from time to time in accordance herewith and such updates shall be attached hereto as Annexure III. The Development Plan indicates in reasonable details TGTX’s plans for the Development of Product in the Field of Use, including regulatory and registration strategy consistent with Diligent Efforts. Without limiting the generality of any of the foregoing obligations in this Section 3.2.3, TGTX shall use Diligent Efforts to Develop the Product. TGTX may reasonably revise and amend the Development Plan from time to time upon as much advance notice to Rhizen as is practicable under the circumstances, so long as such amended Development Plan meets the criteria described above.

* Confidential material redacted and filed separately with the Commission.

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3.2.4 If at any time TGTX definitively and formally suspends its research or development efforts for the Product, or definitively and formally makes an internal determination to suspend research and development of the Product, for a period exceeding sixty (60) days, TGTX shall notify Rhizen giving reasons and a statement of its intended actions.

3.2.5 TGTX shall be obligated to make Diligent Efforts to Develop, itself or through Affiliates, subcontractors and/or Sublicensees, at least one (1) Compound. If Rhizen considers that TGTX has failed to exercise Diligent Efforts, then Rhizen shall notify TGTX in writing within sixty (60) days of appearance of such potential failure thereof stating in reasonable detail the particular alleged failure.

(a) If TGTX disagrees with Rhizen’s claim that TGTX has failed to exercise Diligent Efforts, TGTX shall so notify Rhizen in writing within thirty (30) days after receipt of Rhizen’s notice, in which event the Parties shall promptly refer the matter to a Third Party expert in drug development, completely unaffiliated and independent of the Parties and jointly selected by the Parties, to determine whether a failure by TGTX to use Diligent Efforts occurred, or if the related problem was due to some other cause. Neither Party shall unreasonably withhold or delay its approval of such expert. The Parties shall initially share equally the fees and costs of such expert, but promptly after such expert makes a determination regarding the matter, the non-prevailing Party shall reimburse the prevailing Party for the share of such fees and costs borne by the prevailing Party. Should it be determined by the expert that such failure resulted from TGTX’s failure to use Diligent Efforts to Develop the Product, then the expert shall determine what corrective action by TGTX would best meet the standard of Diligent Efforts and a timeframe for the completion of such corrective action by TGTX. The determination of such expert shall be final and binding on the Parties.

(b) If TGTX does not correct such alleged failure either: (i) within ninety (90) days after notice of such alleged failure from Rhizen; or (ii) if TGTX disputes Rhizen’s allegation of failure to use Diligent Efforts in accordance with the preceding paragraph (a), within the period specified by the expert; then, in each case, subject to Section 14, Rhizen shall have the right to terminate this Agreement in accordance with Section 12.3.

3.2.6 TGTX shall maintain reasonable records of its work, including research, development, clinical, manufacturing and commercialization activities with respect to the Product conducted by TGTX under this Agreement, together with all results, data and developments made or generated in connection with any of the foregoing. Such records shall fully and properly reflect all work done and results achieved in the performance of this Agreement in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes.

3.2.7 During the Term, TGTX shall keep Rhizen regularly informed in reasonable detail regarding TGTX’s worldwide Product development. The detailed minutes of the JSC shall constitute the written progress report summarizing the status of the Product development, clinical trial progress, regulatory approval and commercialization. In addition, throughout the Term, TGTX shall notify Rhizen promptly of the occurrence of the following with respect to a Product: (i) initiation of any Phase II Clinical Trial in a Major Market; (ii) initiation of any Phase III Clinical Trial in a Major Market; (iii) NDA filing in any Major Market; (iv) NDA approval in any Major Market; and (v) First Commercial Sale in any Major Market. TGTX shall also respond to reasonable (i.e., not unduly frequent or burdensome) informal requests from Rhizen for additional information regarding the development of the Product from time to time.

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3.2.8 Rhizen agrees that the results of the Development Plan cannot be accurately predicted, that TGTX’s obligation with respect to the Development Plan is not an obligation to obtain a particular result and that TGTX does not warrant or guarantee that the Development Plan will yield any useful or anticipated results.

3.2.9 Before the second anniversary of the Effective Date, TGTX shall select up to * Backup Compounds for Development and Commercialization hereunder from the then current list of possible Backup Compounds in Annexure VI. After the second anniversary of the Effective Date, TGTX shall not be able select any other Backup Compounds.

4 JOINT SCIENTIFIC COMMITTEE

4.1 The JSC shall be comprised of a minimum of Four (4) committee members, which shall consist of two (2) representatives nominated by each Party. Representatives will include persons having knowledge in the areas of responsibility of the JSC. The Parties may mutually agree to change the total number of representatives on the JSC, provided that the Parties always have an equal number of representatives. Each Party may replace any of its JSC representatives at any time upon written notice to the other Party. The JSC may invite non-members to participate in the discussions and meetings of the JSC, including experts bound by appropriate confidentiality obligations. The JSC shall continue to exist and meet during the Term or until the Parties mutually agree that it should disband. Each Party shall be responsible for all travel and related costs for such Party’s representatives and guests to attend meetings of, and otherwise participate on, the JSC.

4.2 The JSC shall meet at least thrice (3) during the first year of the Term and twice (2) thereafter at times established by the Parties. Each Party shall also have the right to request additional meetings of the JSC for good reason. Meetings will be held in-person, by videoconference or by teleconference. If a meeting is held in-person, it shall be either (i) in a US city which is hosting a medical conference that the JSC members are otherwise attending or (ii) at a mutually agreeable city that is located approximately equidistant from each Parties principal place of business. In the event that a JSC member of a Party cannot attend a meeting, such Party shall have the right to nominate another representative of that Party to attend the meeting.

4.3 Throughout the Term, the JSC shall function to facilitate the collaboration and relationship of the Parties under this Agreement, and facilitate the communication and exchange of information related to research and development of Products. In addition, for so long as the JSC is in existence, Rhizen shall provide reasonable technical and scientific support to the Development Plan through its participation on the JSC.

4.4 The JSC does not have any authority beyond the matters set forth above in this Article 4, and cannot in any way amend or modify the terms or provisions of this Agreement, either directly or indirectly. Subject to the terms and conditions set forth in this Agreement, TGTX shall have the sole and final right to take decisions with regard to the development of the Product, including, without limitation, “Go” and “No Go” decisions, which decisions shall be made in good faith and consistent with the objectives and intentions of this Agreement. TGTX shall consider the proceedings of the JSC, and the information presented therein, in good faith, provided, however, that TGTX retains the sole discretion to make decisions regarding the Product and all matters relevant to this Agreement and is in no way bound by actions or determinations of the JSC.

* Confidential material redacted and filed separately with the Commission.

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4.5 TGTX shall circulate a draft of the minutes of each meeting to all members of the JSC for comments within fifteen (15) days after such meeting. Such minutes shall summarize in reasonable detail the discussions at the meeting, a list of any actions or determinations by the JSC at such meeting, and a description of any issues within the JSC that were not resolved at such meeting. Rhizen shall promptly provide to TGTX any comments Rhizen may have regarding the draft minutes, and the Parties shall discuss the same in good faith and use all reasonable efforts to finalize the minutes no later than thirty (30) days after such JSC meeting. All final JSC minutes must be signed by both Parties. In the event the Parties do not agree, the TGTX version of the minutes shall be considered final.

5. GLOBAL RIGHT FOR MANUFACTURE, RELEASE AND SUPPLY OF THE PRODUCT

5.1 Global Material & Supply Rights. Rhizen shall retain exclusive rights for manufacturing and supply of API and formulations for global development and commercialization; provided however, that Rhizen’s price is cost competitive (as described in 5.2(b)) and prior to the First Commercial Sale, the Parties shall timely negotiate in good faith and enter into a manufacturing and supply agreement. Such Commercial Supply Agreement shall contain customary terms governing such manufacturing and supply relationships, and shall provide as follows:

(a) Rhizen shall establish, by itself or through agreements with Third Parties, an appropriate manufacturing facility or contract manufacturer for the commercial Finished Product manufacture in a timely manner to ensure that Rhizen meets its obligation to supply quantities of Finished Product ordered by TGTX under the Commercial Supply Agreement. As further detailed in the Commercial Supply Agreement, upon the material and uncured breach by Rhizen of its defined supply obligations as set forth in the Commercial Supply Agreement, TGTX shall have the right to obtain transfer and Rhizen shall have the obligation to give transfer (the distribution of costs for such transfer to be determined by the parties) unless otherwise determined by JSC to TGTX, without undue delay, of any and all manufacturing technology necessary to enable it to manufacture or have manufactured Finished Product to meet its requirements under this Agreement. As further detailed in the Commercial Supply Agreement, if such transfer occurs, Rhizen would grant TGTX any additional licenses necessary to enable TGTX to exercise the foregoing manufacturing right but requiring TGTX to pay any additional consideration for such licenses.

(b) Rhizen shall be responsible for the Finished Manufacture, testing (including stability testing) and final release of the Finished Product for Commercialization in the Territory.

(c) The Parties each covenant and agree that all supply agreements executed regarding the provision of any product or material pursuant to this Agreement, shall contain customary representations and warranties regarding the manufacture of such products and materials, including, but not limited to, that all materials shall be manufactured, handled and stored: (i) in accordance with the agreed upon specification and (ii) in compliance with applicable Laws and regulations, including, without limitation, the GMP requirements.

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5.2	Manufacturer Source.

(a)	The Parties shall establish an appropriate facility or contract manufacturing organization for handling Finished Manufacture as follows: Rhizen shall be responsible for screening potential manufacturers, negotiating the applicable supply agreement, and effecting the technology transfer as necessary to establish and qualify Bulk API and Finished Product manufacturers, whether those are Rhizen, its Affiliates, or Third Parties; provided, that, TGTX shall have the right to provide reasonable input regarding the terms of such agreements (as well as any amendments thereof), review and comment on agreement drafts and forms, consult with Rhizen regarding the negotiation of such agreements between Rhizen and Third Party contract manufacturers, and conduct a general GMP/regulatory inspection of the proposed manufacturing facilities as the Parties may agree, it being understood that TGTX shall retain the final authority over the terms and conditions of any such agreements with such Third Party contractors~~.~~.

(b)	Notwithstanding 5.2(a), Rhizen shall be responsible for using Diligent Efforts to minimize the manufacturing cost of the Finished Product. In order to ensure a competitive rate of manufacturing cost is obtained, the facility or contract manufacturer used by Rhizen to produce the Finished Product must provide a total manufacturing cost within * % of the cost an alternative contract manufacturing organization of equal repute and quality, where the comparative manufacturing cost are measured as an average of such cost over the immediately preceding Twelve (12) month period. In the event that Rhizen does not provide manufacturing services at the cost required in this Section 5.2(b), then TGTX shall have the right to directly procure manufacturing services in its sole discretion.

6 CONSIDERATION

6.1 As consideration for the exclusive license rights provided in Section 2.1, TGTX shall pay to Rhizen the amounts set forth in this Article 6.

6.2 Exercise Fee

Upon the Effective Date of this Agreement, TGTX shall pay to Rhizen a fully earned, non-refundable, one-time, up-front license fee equal to the sum of * Dollars ($ * ) (the “Exercise Fee”), which shall be payable * percent ( * %) in cash and * percent ( * %) in shares of TGTX Common Stock (the “Exercise Shares”).

Upon signature of this Agreement, Rhizen shall provide an original invoice for the TGTX Exercise Fee to TGTX, who shall pay the cash portion of the Exercise Fee within fifteen (15) days of receipt of such invoice.

* Confidential material redacted and filed separately with the Commission.

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For payments made in Exercise Shares pursuant to this Section 6.2, such portion of the Exercise Fee shall be made through the issuance of that number of shares of Common Stock of TGTX as shall equal a fraction where the numerator is * Dollars ($ * ) and the denominator is the Average Closing Price. For purposes of this Section 6.2, the “Average Closing Price” means the volume weighted average of the closing prices of TGTX Common Stock on The NASDAQ Global Market (or, if the Common Stock of TGTX is not listed on the NASDAQ Global Market, the principal exchange or interdealer quotation system on which the TGTX Common Stock is listed) for the ten (10) trading days prior to the Effective Date; provided, however, that in the event that TGTX effects a stock split, combination or stock dividend at any time during such 10 trading days or subsequent thereto and prior to the issuance of the Initial Shares, the number of shares of TGTX Common Stock issuable shall be appropriately adjusted to give effect to such action. Within five (5) business days of the Effective Date, TGTX shall issue to Rhizen certificates representing the Initial Shares.

6.3 Milestones and Royalties

6.3.1 NDA Filing Payment

(a) NDA filing payment: Whether such event is achieved by TGTX, its Affiliates, its Sublicensees or any Third Party acting on behalf of TGTX, its Affiliates or its Sublicensees, TGTX shall pay Rhizen a fully earned, non-refundable, one-time, milestone payment of * Dollars ($ * ) upon the filing an NDA (the “NDA filing”).”

6.3.2 Approval and Sales Milestone:

a.          Sales Milestones. TGTX shall pay the sales milestone payments set forth below (which, when paid, shall be considered fully earned and non-refundable) for each Product and for each New Product following approval of such Product or New Product for commercialisation and achievement of the events set forth in the table below (each, a “Sales Milestone Payment”). The Sales Milestone Payments shall be paid only once per Product and New Product for each of the events set forth in this Section 6.3.2(a), whether such milestone event is achieved by TGTX, its Affiliates, its Sublicensees (but only in the event that the sublicense is executed subsequent to the NDA filing), or any Third Party acting on behalf of TGTX, its Affiliates, or its Sublicensees. No payment shall be due for any milestone event which is not achieved. For clarity, so long as the Product was approved for commercialization for a first indication, if the Product is later approved for additional indications, all sales of the Product for any indication will be counted toward the sales milestone event for such Product.

Sales Milestones	$ * on achieving gross sales of $ *	$	*
	$ * on achieving gross sales of $ *	$	*
	$ * on achieving gross sales of $ *	$	*
	Sales Milestones Subtotal	$	*

b.          Primary Indication Approval Milestones. TGTX shall pay the milestone payments set forth below (which, when paid, shall be considered fully earned and non-refundable) for each Product and for each New Product following approval for commercialisation for one of the Primary Indications and achievement of the events set forth in the table below (each, a “Primary Indication Milestone Payment”). The Primary Indication Milestone Payments shall be paid only once per Product and once per New Product for each of the events set forth in this Section 6.3.2(b), whether such milestone event is achieved by TGTX, its Affiliates, its Sublicensees (but only in the event that the sublicense is executed subsequent to the NDA filing), or any Third Party acting on behalf of TGTX, its Affiliates, or its Sublicensees. No payment shall be due for any milestone event which is not achieved

* Confidential material redacted and filed separately with the Commission.

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Milestone(s)
Milestone For Each Product approved for Primary Indication
Approval	$ * on US Launch	$	*
	$ * on EMA Launch	$	*
	$ * on Japan Launch	$	*
	$ * on each of China, Russia, Brazil Launch	$	*
	Approval Subtotal	$	*

If the milestone events in this Section 6.3.2(b) are achieved for a Product or a New Product following approval for a Primary Indication, TGTX shall be required to pay the corresponding approval milestone payments under this Section 6.3.2(b) for such Product or New Product notwithstanding that an approval milestone was already paid under Section 6.3.2(c) for a Secondary Indication.

c.          Secondary Indication Approval Milestone. TGTX shall pay the milestone payments set forth below (which, when paid, shall be considered fully earned and non-refundable) for each Product and for each New Product following approval for commercialisation for any Secondary Indication and achievement of the events outlined in the table below (the “Secondary Indication Milestone Payments”). The Secondary Indication Milestone Payments shall be paid only once per Product and once per New Product for each of the events set forth in this Section 6.3.2(c), whether such milestone event is achieved by TGTX, its Affiliates, its Sublicensees (but only in the event that the sublicense is executed subsequent to the NDA filing), or any Third Party acting on behalf of TGTX, its Affiliates, its Sublicensees. No payment shall be due for any milestone event which is not achieved.

Milestone(s)
Milestone For Each Product approved for Secondary Indication
Approval	$ * on US Launch	$	*
	$ * on EMA Launch	$	*
	$ * on Japan Launch	$	*
	$ * on each of China, Russia, Brazil Launch	$	*
	Approval Subtotal	$	*

If the milestone events in this Section 6.3.2(c) are achieved for a Product or a New Product following approval for a Secondary Indication, TGTX shall be required to pay the corresponding approval milestone payments under this Section 6.3.2(c) for such Product or New Product notwithstanding that an approval milestone was already paid under Section 6.3.2(b) for a Primary Indication.

* Confidential material redacted and filed separately with the Commission.

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d.          Non-Oncology Indication Approval Milestone. TGTX shall pay the milestones payments set forth below (which, when paid, shall be considered fully earned and non-refundable) for each Product or New Product following approval for commercialisation for any Non-Oncology Indication and achievement of the events outlined in the table below (the “Non-Oncology Indication Milestone Payments”). Each of the Non-Oncology Indication Milestone Payments shall be paid only once per Product and once per New Product for the events set forth below, whether such milestone event is achieved by TGTX, its Affiliates, its Sublicensees (subject to Section 6.4 for post NDA filing), or any Third Party acting on behalf of TGTX, its Affiliates, or its Sublicensees. No payment shall be due for any milestone event which is not achieved.

Milestone(s)
Milestone For Each Product approved for Non-Oncology
Approval	$ *on US Launch	$	*
	$ * on EMA Launch	$	*
	$ * on Japan Launch	$	*
	$ * on each of China, Russia, Brazil Launch	$	*
	Approval Subtotal	$	*

If the milestone events in this Section 6.3.2(d) are achieved for a Product or a New Product following approval for a Non-Oncology Indication, TGTX shall be required to pay the corresponding approval milestone payments under this Section 6.3.2(d) for such Product or New Product notwithstanding that an approval milestone was already paid under Section 6.3.2(b) for a Primary Indication or under Section 6.3.2(c) for a Secondary Indication.

TGTX shall provide Rhizen with written notice within ten (10) working days of the occurrence of any of the foregoing milestone events and the relevant Milestone Payment is payable by TGTX to Rhizen within Fifteen (15) days of receipt of a corresponding invoice issued by Rhizen. If TGTX determines that there is a reasonable likelihood of a particular milestone event being achieved on or about a particular date, TGTX shall use reasonable efforts to provide advance notice thereof to Rhizen, which notice shall be provided solely for Rhizen’ planning purposes and shall not be construed as a representation, warranty or covenant by TGTX that such milestone event will occur when anticipated or at all.

6.3.3: Royalties on Net Sales. On a Product(s) by Product(s) basis, TGTX shall pay to Rhizen royalties based on the aggregate annual Net Sales of each Product(s) sold in the Territory at the rate shown in the table below during the Royalty Term for each country.

Sales Royalties	*% of Net Sales up to $ *	*	%
	*% of Net Sales between $ * and $ *	*	%
	*% of Net Sales greater than $ *	*	%

* Confidential material redacted and filed separately with the Commission.

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6.4 Revenue Sharing

6.4.1 Sublicensing Payments: On a product by product basis, TGTX shall pay to Rhizen a tiered percentage (ranging from *%) of all Sublicensing Payments (the “Sublicensing Milestones”) received by TGTX and its Affiliates from each Sublicensee throughout the term of the applicable Commercial Sublicensing Agreement, which percentage shall be equal to the percentage set forth on the chart below corresponding to the number of Patients to whom the Product has been administered in any Phase I, Phase II or Phase III Clinical Trial on the effective date of the Commercial Sublicensing Agreement (the “Applicable Percentage”). Such payments shall be made to Rhizen within forty-five (45) days following receipt by TGTX of any Sublicensing Payment made from and after the applicable event. For avoidance of doubt, during the time that such sublicensing payments are made under this Section 6.4.1, the payments described under Section 6.3.2 and Section 6.3.3 shall not apply in the territory which has been sublicensed. If at any time a Commercial Sublicensing Agreement is terminated or expires, Section 6.3.2 and Section 6.3.3 shall apply. “Patients dosed” in the table below refers to the total patients dosed with the Product, on a product-by-product basis, after the Effective Date of this Licensing Agreement.

Event	Clinical stage(s)	% Share on Sublicensing
1	* patients dosed	*
2	* patients dosed	*
3	* patients dosed	*
4	* patient dosed to NDA filing	*

6.4.2 Royalties on Sublicensee Royalties: On a product by product basis, TGTX shall pay to Rhizen the Applicable Percentage of any Sublicensee Royalties received by TGTX and its Affiliates from each Sublicensee throughout the term of the applicable Commercial Sublicensing Agreement. Such payments shall be made to Rhizen within forty-five (45) days as of receipt by TGTX of the related Sublicensee Royalties. For avoidance of doubt, during the time such Sublicensing Royalties are paid under this Section 6.4.2, the payments described in Section 6.3.3 shall not apply in the territory which has been sublicensed. If at any time a Commercial Sublicensing Agreement is terminated or expires, Section 6.3.2 and Section 6.3.3 shall apply.

Royalties shall be payable until expiration of the applicable Royalty Term for each country on a country-by-country basis.

6.4.3 Royalties on Net Sales: Subject to Section 6.5.1(a), in the event that TGTX and/or its Affiliates make direct sales of the Product to Third Parties, then TGTX shall pay to Rhizen the amounts described in Section 6.3.3. For the sake of clarity, this Section 6.4.3 refers only to amounts received by TGTX not resulting from a sublicense agreement with a Sublicensee and such Net Sale amounts shall be calculated pursuant to section 6.3.3.

6.4.4 Milestone Payments: In the event that TGTX and/or its Affiliates sublicenses its rights under this Agreement in any country where the applicable Commercial Sublicensing Agreement is entered into subsequent to the filing of the NDA in such country, then for the purpose of this Section 6.4 it will be considered as direct sales of the Product, i.e., without involvement of a Sublicensee, and TGTX shall pay to Rhizen the milestones as defined above in section 6.3.2. For avoidance of doubt, in such a case the payments under Section 6.4.1 and Section 6.4.2 shall not apply.

* Confidential material redacted and filed separately with the Commission.

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6.4.5 Royalties on Net Sales: Subject to Section 6.5.1(a), in the event that TGTX and/or its Affiliates sublicenses its rights under this Agreement in any country where the applicable Commercial Sublicensing Agreement is entered into subsequent to filing the NDA in such country, then for the purpose of this Section 6.4 it will be considered as direct sales of the Product, i.e., without involvement of a Sublicensee, and TGTX shall pay to Rhizen the Royalties as defined above in Section 6.3.3. For avoidance of doubt, in such a case the payments under section 6.4.1 and Section 6.4.2 shall not apply.

6.5 Payments

6.5.1 Timing of Royalty Payments and Sharing of Sublicensing Payments.

(a) Royalties on Net Sales pursuant to Section 6.3.3 shall be paid by TGTX to Rhizen quarterly within forty-five (45) days after the end of calendar quarter in which such Net Sales are made (as determined by the date of invoice or billing). Simultaneously with such payment, TGTX shall provide a report to Rhizen of its calculation of such Royalties, in sufficient detail, including the amounts of gross revenues and applicable deductions (the “Quarterly Royalty Report”). Such Royalties shall be subject to a true-up adjustment to take into account deductions under the definition of Net Sales either (A) allowed during a calendar quarter that were not accrued during such calendar quarter, or (B) accrued during a calendar quarter but not taken or later subject to a reversal following the end of such calendar quarter (each of (A) and (B), a “True-up Adjustment”). Each Quarterly Royalty Report provided by TGTX shall set forth the amount of any True-up Adjustment applicable to any prior calendar quarter.

(b) Royalties on Sublicensee Royalties shall be paid by TGTX to Rhizen quarterly within forty-five (45) days after the end of each quarter based upon Sublicensee Royalties received by TGTX or its Affiliate during such quarter. If such Sublicensee Royalties are significantly overdue, then upon Rhizen’ request, the Parties agree to discuss the matter in good faith.

(c) Rhizen’s share of Sublicensing Payments shall be paid by TGTX to Rhizen within forty-five (45) days after such Sublicensing Payments are received by TGTX or its Affiliate..

6.5.2 All payments to Rhizen hereunder shall be made using the bank details provided by Rhizen. All payments to Rhizen shall be made in US dollars. If payments of Sublicensee Royalties, Net Sales, or Sublicensing Payments are made in another currency other than US dollars, TGTX shall convert them into US dollars for the purpose of the calculation of Royalties and sharing of Sublicensing Payments by applying the average interbank exchange rate as published by (OANDA/US treasury) for the last day of each month within the calendar quarter for which payment to Rhizen is due. All costs associated with making payments to Rhizen, including the cost of wire transfers, shall be paid by TGTX and shall not be deducted from the payments to Rhizen.

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6.5.3 TGTX shall (and shall require its Affiliates to) prepare and maintain complete and accurate books and records regarding Net Sales (including gross sales and applicable deductions from gross sales), Sublicensee Royalties, Sublicensing Payments and Royalties due hereunder. Rhizen shall have the right to have such books and records reasonably inspected by an independent certified auditor selected by Rhizen and accepted by TGTX, whose acceptance shall not be unreasonably withheld, to confirm Net Sales (including gross sales and applicable deductions from gross sales), Sublicensee Royalties, Sublicensing Payments and Royalties due hereunder. Such auditor will execute a written confidentiality agreement with TGTX and will disclose to Rhizen only such information as is reasonably necessary to provide Rhizen with information regarding any actual discrepancies between the amounts reported or paid and the amounts payable under this Agreement. Such auditor will send a copy of its report to TGTX within fifteen (15) days of delivery of such report to Rhizen. Such report will include the methodology and calculations used to determine the results. Prompt adjustments shall be made by the Parties to reflect the results of such audit. Records to be available under an inspection shall include all relevant documents pertaining to payments specified above, including all relevant documents received by TGTX from Sublicensees. Rhizen shall bear the fees and expenses of such inspection, provided that, if an underpayment of more than Five percent (5%) of the payments due for any calendar year is discovered in any inspection, then TGTX and or its affiliates shall bear all fees and expenses of that inspection within thirty (30) days after receipt of invoice from Rhizen.

6.5.4 Without limiting any other rights or remedies available to Rhizen, TGTX shall pay Rhizen interest on any payments that are not paid on or before 15 days from the due date at the British Bankers Association’s one month LIBOR Rate for United States Dollar deposits calculated from the due date to the date paid in full.

6.5.5 In the event TGTX fails to pay overdue amounts to Rhizen within the due date under this Section 6.5, Rhizen shall have the right to terminate this Agreement upon forty-five (45) days’ prior written notice to TGTX pursuant to Section 12.4, unless TGTX has cured such failure to pay by the end of such forty-five (45) day period.

6.5.6 TGTX shall make payments to Rhizen under this Agreement withholding any taxes that may be due with respect to such payments to the extent that such withholding is required by applicable law. If any taxes are required to be withheld by TGTX, then TGTX shall (a) deduct such taxes from the payment made to Rhizen, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of such tax payments to Rhizen and certify receipt of such payment by the applicable tax authority within sixty (60) days following such tax payment

7 INTELLECTUAL PROPERTY

7.1 Ownership of Intellectual Property Rights and Inventions

7.1    Ownership of Inventions.

The Rhizen Intellectual Property Rights shall at all times be and remain the sole property of Rhizen, subject to any limitation on the transfer of such rights contained herein.

Any new invention pertaining to the product made alone or jointly by the parties shall be owned by both Parties (“Joint Inventions”), unless otherwise determined by the JSC to be owned by solely by either Party (a “Sole Invention”).

Further, the JSC shall determine:

a) If either party is eligible for any payment or consideration in lieu of the invention and/or royalty; or

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b) If the licensing of such Joint Inventions by either Party to a Third Party could have a material adverse effect on the Product or the Development or Commercialization of the Product, and if so determined such Party will not be able to consummate such Third Party licensing.

Inventorship shall be determined by the JSC in accordance with U.S. patent Laws. Sole Inventions owned by TGTX and TGTX’s interest in all Joint Inventions shall be included in the TGTX Intellectual Property Rights. Sole Inventions owned by Rhizen and Rhizen’s interest in all Joint Inventions shall be included in the Rhizen Intellectual Property Rights.

7.2 Disclosure of Inventions. Each Party shall promptly disclose to the other any invention disclosures, or other similar documents, submitted to it by its employees, agents or independent contractors describing inventions that may be either Sole Inventions or Joint Inventions, and all Information relating to such inventions. Sole Inventions and Joint Inventions required or deemed useful by the JSC for the development or commercialization of the Product, shall automatically be included in this Agreement and available for use by the Parties in the Territory.

7.3 Prosecution of Patents.

(a)	Rhizen Patents Other than Joint Patents. Except as otherwise provided in this Section 7.3(a), Rhizen shall have the sole right, authority and obligation to file, prosecute and maintain the Rhizen Patents (other than Joint Patents which shall be prosecuted and maintained in accordance with Section 7.3(b)) in the Territory and on a worldwide basis. Rhizen shall provide TGTX reasonable opportunity to review and comment on such prosecution efforts regarding such Rhizen Patents in the Territory. Rhizen shall provide TGTX with a copy of material communications from any patent authority in the Territory regarding such Rhizen Patents, and shall provide TGTX with drafts of any material filings or responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses. Notwithstanding the foregoing, if Rhizen desires to abandon or not maintain any Patent within such Rhizen Patents in the Territory, then Rhizen shall provide TGTX with thirty (30) days prior written notice of such desire (or such longer period of time as reasonably necessary to allow TGTX to assume such responsibilities) and, if TGTX so requests, shall provide TGTX with the opportunity to prosecute and maintain such Patent in the Territory in place of Rhizen. If TGTX desires Rhizen to file, in the Territory, a patent application that claims priority from a Patent within the Rhizen Patents, other than a Joint Patent, in the Territory, TGTX shall provide written notice to Rhizen requesting that Rhizen file such patent application in the Territory. If TGTX provides such written notice to Rhizen, Rhizen shall either (i) file and prosecute such patent application and maintain any patent issuing thereon in the Territory or (ii) notify TGTX that Rhizen does not desire to file such patent application and provide TGTX with the opportunity to file and prosecute such patent application and maintain any patent issuing thereon in the Territory in place of Rhizen

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(b)	Joint Patents. Except as otherwise provided in this Section 7.3(b), the JSC shall entrust one Party with the right and authority, to prosecute and maintain the Joint Patents on a worldwide basis at its sole discretion herein referred to as an “Entrusted Party” (subject to this Section 7.3(b)). The Entrusted Party shall provide the other party reasonable opportunity to review and comment on such prosecution efforts regarding such Joint Patents. The Entrusted Party shall provide the other party with a copy of material communications from any patent authority regarding such Joint Patents, and shall provide the other party with drafts of any material filings or responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses. If one Party (the “First Party”) determines in its sole discretion to abandon or not maintain any Patent within the Joint Patents anywhere in the world, then such Party shall provide the other Party (the “Second Party”) with thirty (30) days’ prior written notice of such determination (or such longer period of time reasonably necessary to allow the other party to assume such responsibilities) and shall provide the Second Party with the opportunity to prosecute and maintain such Patent at the Second Party’s sole expense, and if the Second Party so requests, the First Party shall assign such Patent to the Second Party (if the Second Party is Rhizen, such Patent shall be included in the Rhizen Patents or if the Second Party is TGTX, in which case such patent will be included in the TGTX Patents). If one Party (the “First Party”) desires to file, in a particular jurisdiction, a patent application that claims priority from a Patent within the Joint Patents, the First Party shall provide written notice to the other Party (the “Second Party”) of such desire. Within fifteen (15) days of such written notice, the Second Party shall provide written notice to the First Party as to whether the Second Party agrees to file a patent application in such jurisdiction or not. In the event the Second Party agrees to such a filing, the Entrusted Party shall file such patent application in such jurisdiction. In the event the Second Party does not desire to file in such jurisdiction, the Second Party shall (i) provide the First Party with the opportunity to file and prosecute such patent application and maintain any patent issuing therefrom, and (ii) assign such patent application or a right to file such patent application to the First Party; and the First Party may file such patent application in such jurisdiction at its sole expense (in which case such Patent shall be included in the respective Party’s Patents).

(c)	Cooperation in Prosecution. Each Party shall provide the other Party all reasonable assistance and cooperation in the Patent prosecution efforts provided above in this Section 7.3, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.

(d)	Costs of Prosecution. The costs to prosecute and maintain the Rhizen Patents related to the Product shall be borne by Rhizen. The costs to prosecute and maintain the Joint Patents related to the Product shall be borne equally by Rhizen and TGTX. The costs to prosecute and maintain the TGTX Patents related to the Product shall be borne by TGTX.

7.4	Infringement of Patents by Third Parties.
(a)	Notification. Each Party shall promptly notify the other Party in writing of any existing or threatened infringement of the Rhizen Patents, Joint Patents or TGTX Patents of which it becomes aware, and shall provide evidence in such Party’s possession demonstrating such infringement.

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(b)	Infringement of Patents in the Territory.

(i)	If a Party becomes aware that a Third Party infringes any Rhizen Patent, TGTX Patent, or Joint Patent in the Territory by making, using, importing, offering for sale or selling the Product or any similar PI3Kδ selective inhibitor covered by any of such Patents (such activities, “Product Infringement”), then such Party shall so notify the other Party as provided in Section 7.4 (a), which such notice shall include all information available to the notifying Party regarding such alleged infringement.

(ii)	In the Territory, TGTX shall have the first right, but not the obligation, to bring an appropriate suit or other action against any person or entity engaged in such Product Infringement, subject to Section 7.4(b)(iii) below, the cost and expense will be borne by TGTX. TGTX shall have a period of one hundred twenty (120) days (or shorter period, if required by the nature of possible proceeding) after notification by Rhizen or providing notification to Rhizen pursuant to Section 7.4(a), to elect to so enforce such Patent. In the event TGTX does not so elect, it shall so notify Rhizen in writing during such one hundred twenty (120) day time period (or the above-mentioned shorter period), and Rhizen shall have the right, but not the obligation, to commence a suit or take action to enforce the applicable Patent against such Third Party perpetrating such Product Infringement at its sole cost and expense (except as otherwise expressly provided in this Section 7.4(b)(ii)). Each Party shall provide to the Party enforcing any such rights under this Section 7.4(b)(ii) reasonable assistance in such enforcement, at such enforcing Party’s request, including joining such action as a party plaintiff if required by applicable Law to pursue such action. The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, and shall reasonably consider the other Party’s comments on any such efforts. Any recoveries obtained from a suit or an action commenced by TGTX hereunder shall first be applied to the recovery of expenses incurred by TGTX or Rhizen (if any) in bringing the suit or action and the remaining amounts, if any, shall be deemed additional Net Sales; provided, further, however, if Rhizen proceeds with the enforcement after TGTX decides not to move forward, then any amounts recovered shall belong solely to Rhizen.

(iii)	The Party not bringing an action with respect to Product Infringement in the Territory under Section 7.4(b) shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the Party bringing such action. Additionally, the Party not bringing an action under this Section 7.4(b) may have an opportunity to participate in such action to the extent that the Parties may mutually agree at the time the other Party elects to bring an action hereunder.

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(e)	Settlement. TGTX shall not settle any claim, suit or action that it brings under this Section 7.4 involving Rhizen Patents (excluding Joint Patents) in any manner that would have a materially adverse impact on Rhizen Patents anywhere in the world, or that would materially limit or restrict the ability of either Party to manufacture, use, sell, offer for sale or import the Product anywhere in the world, without the prior written consent of Rhizen. Rhizen shall not settle any claim, suit or action that it brings under this Section 7.4 involving TGTX Patents (excluding Joint Patents) in any manner that would negatively impact the TGTX Patents or that would limit or restrict the ability of either Party to manufacture, use, sell, offer for sale or import the Product anywhere in the world, without the prior written consent of TGTX. Neither Party shall settle any claim, suit or action that it brings under this Section 7.4 involving Joint Patents in any manner that would negatively impact the Joint Patents or that would limit or restrict the ability of either Party to manufacture, use, sell, offer for sale or import the Product anywhere in the world, without the prior written consent of such other Party.

(f)	Rights to Intellectual Property Outside the Territory.

(i)	TGTX hereby grants Rhizen a perpetual, exclusive, royalty-free license, with the right to sublicense, to the Joint Patents and a perpetual, non-exclusive, royalty-free license to the Joint Know-How to make, have made, use, sell, offer for sale, and import the Product outside the Territory. Outside the Territory, Rhizen shall have the right, but not the obligation, at Rhizen’s sole expense, to bring an appropriate suit or other action against any person or entity engaged in Product Infringement of the Joint Patents. TGTX shall provide to Rhizen when enforcing any such rights under this Section 7.4(f) reasonable assistance in such enforcement, at Rhizen’s request and cost, including joining such action as a party plaintiff if required by applicable Law to pursue such action.

(ii)	The Parties agree that in the event Rhizen desires to use the TGTX Intellectual Property Rights, other than the Joint Patents and the Joint Know-How, for any purpose outside of the Territory, then Rhizen shall pay such fair market value royalties and/or fees to TGTX that the Parties determine by future written agreement. Each Party agrees to negotiate in good faith to execute an agreement regarding the subject matter of this paragraph.

(iii)	For the purpose of this Section 7.4(f), TGTX Intellectual Property Rights shall exclude any rights related to Ublituximab.

8 REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS

8.1 Each Party represents, warrants and covenants to the other that:

(i)	It is a company or corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including, without limitation, the right to grant the licenses granted by it hereunder;

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(ii)	As of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (iii) the Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with any agreement or instrument, oral or written, to which it is a party or by which it may be bound;

(iii)	It has not granted, and shall not grant, any right to any Third Party which would conflict with the rights granted to the other Party hereunder; and

(iv)	It is not a party to any agreement that would prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under this Agreement. The execution, delivery and performance of this Agreement shall not violate, conflict with or constitute a default under any agreement (including its corporate charter or other organizational documents) to which it is a party or to which it may be bound, or to its best knowledge, any applicable Laws or order of any court or other tribunal.

8.2 Rhizen represents and warrants and covenants to TGTX that as of the Effective Date:

(i)  All rights pertaining to the Rhizen Patents are owned by Rhizen;

(ii) The Rhizen Patents are not subject to any encumbrance, lien or claim or ownership by any Third Party that is inconsistent with the rights and licenses granted to TGTX hereunder;

(iii) Rhizen owns or possesses adequate right, title and interest in the Rhizen Intellectual Property Rights to grant the license thereto to TGTX as provided in this Agreement;

(iv) No claim or litigation has been brought, or is threatened to be brought, by any person or entity (A) alleging that any of the Rhizen Patents in the Territory is invalid or unenforceable, (B) relating to the Rhizen Intellectual Property, or (C) alleging that use of the Rhizen Intellectual Property in the Territory infringes or otherwise conflicts or interferes with any intellectual property or proprietary right of any Third Party;

(v) No Third Party has infringed or misappropriated any Rhizen Intellectual Property by making, using, importing, offering for sale or selling the Product and, as of the Effective Date, there is no actual or threatened infringement or misappropriation of the Rhizen Technology by any Third Party by making, using, importing, offering for sale or selling the Product;

(vi) Neither A) TGTX’s exercise of its rights hereunder with respect to the Rhizen Intellectual Property, nor (B) TGTX’s Development or Commercialization of the Product in the Territory, shall infringe any valid and enforceable Patent of any Third Party;

(vii) This Agreement is consistent with all Third Party license agreements in all respects and does not conflict with, violate, breach or otherwise give rise to a default by Rhizen under, any term of any Third Party license agreement;

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(viii) Rhizen has obtained any and all consents, if any, required from Third Parties for Rhizen to enter into this Agreement and to grant to TGTX the licenses and other rights provided herein and has provided a copy of such consents to TGTX;

(ix) Rhizen has not received any written notice from any Third Party claiming that the manufacture, use, sale, or importation of the Compound or Product by Rhizen prior to the Effective Date infringed any patent owned or controlled by any Third Party;

(x) Rhizen has not granted any license or other right to any Third Party regarding the Product and/or the Rhizen Intellectual Property Rights;

(xi) Rhizen has not received any grant from or entered into any agreement with any government and/or any of its subdivisions or federal governmental bodies, or any other governmental bodies, regarding the Compound and/or the Rhizen Intellectual Property Rights; and

(xii) All products and materials supplied by Rhizen to TGTX pursuant to this Agreement shall be manufactured, handled and stored by Rhizen or its Third Party contract manufacture(s): (i) in accordance with the agreed upon specification and (ii) in compliance with applicable Laws and regulations, including without limitation, the GMP requirements.

8.3.	Representations, Warranties, and Covenants of TGTX.

8.3.1    TGTX agrees that all of its activities, and the activities of its Affiliates and Sublicensees related to its use of the Rhizen Patents and Rhizen Know-How and all Development and Commercialization of the Product including the transport, storage, sale and promotion thereof, pursuant to this Agreement shall comply with all applicable legal and regulatory requirements. TGTX, its Affiliates, and Sublicensees shall not engage in any activities that use the Rhizen Patents and/or Rhizen Know-How in a manner that is outside the scope of the license rights granted to TGTX hereunder. TGTX represents and warrants that it will comply with the U.K. Bribery Act, the United States Foreign Corrupt Practices Act and any and all other applicable Laws prohibiting corruption or bribery (collectively referred to as the “Anti-Corruption Laws”).

8.3.2    TGTX represents, warrants, and covenants that (i) the issuance of the Shares has been duly authorized by all necessary corporate action; (ii) upon issuance, the Shares will be validly issued, fully paid and nonassessable, free and clear of all liens, encumbrances, restrictions (including under the Securities Act), charges, security interests, rights of first refusal and preemptive rights; and (iii) TGTX shall reserve from its authorized and unissued shares of Common Stock, a sufficient number of shares of Common Stock to issue Rhizen the shares in accordance with Article 6 hereof.

8.4 No Other Representations or Warranties: Except as expressly set forth in this Agreement, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES

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9 INDEMNIFICATION AND INSURANCE

9.1 TGTX shall indemnify, defend, and hold harmless Rhizen and its Affiliates and their respective directors, officers, employees and agents (each, a “Rhizen Indemnitee”) from and against any and all claims, suits, actions, demands, liabilities, expenses and/or loss, including reasonable legal expense and attorneys’ fees (collectively, “Losses”), to which any Rhizen Indemnitee may become subject as a result of any claim, demand, action or other proceeding (each, a “Claim”) by any Third Party to the extent such Losses arise out of or result from (a) any breach by TGTX of its representations, warranties, covenants or obligations in this Agreement or (b) the gross negligence or wilful misconduct of TGTX, its Affiliates or Sublicensees; except, in each case, to the extent such claim is caused by a breach of this Agreement by Rhizen or the gross negligence or wilful misconduct of Rhizen.

9.2  Rhizen shall indemnify, defend, and hold harmless TGTX and its Affiliates and their respective directors, officers, employees and agents (each, a “TGTX Indemnitee”) from and against any and all Losses to which any TGTX Indemnitee may become subject as a result of any Claim by a Third Party to the extent such Losses arise out of or result from (a) any breach by Rhizen of its representations, warranties, covenants or obligations in this Agreement, or (b) the gross negligence or wilful misconduct of Rhizen or its Affiliates; except, in each case, to the extent such claim is caused by a breach of this Agreement by TGTX or the gross negligence or wilful misconduct of TGTX.

9.3  For purposes of Sections 9.1 and 9.2, the Rhizen Indemnitee or TGTX Indemnitee (the “Indemnified Party”) shall give prompt written notice to the other Party (the “Indemnifying Party”) of any claims, suits or proceedings by Third Parties which may give rise to any claim for which indemnification may be required under Section 9.1 or 9.2; provided, however, that failure to give such notice shall not relieve the Indemnifying Party of its obligation to provide indemnification hereunder except, if and to the extent that such failure materially and adversely affects the ability of the Indemnifying Party to defend the applicable claim, suit or proceeding. The Indemnifying Party shall be entitled to assume the defence and control of any such claim at its own cost and expense; provided, however, that the Indemnified Party shall have the right to be represented by its own counsel at its own cost in such matters. Neither the Indemnifying Party nor the Indemnified Party shall settle or dispose of any such matter in any manner which would adversely affect the rights or interests of the other Party (including the obligation to indemnify hereunder) without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed. Each Party shall reasonably cooperate with the other Party and its counsel in the course of the defence of any such suit, claim or demand, such cooperation to include without limitation using reasonable efforts to provide or make available documents, information and witnesses.

9.4  At and during such time as TGTX, its Affiliates, or its Sublicensees, begins clinical testing, sale or distribution of Products, TGTX shall (and shall require its Affiliates and Sublicensees to) at its sole expense, procure and maintain commercially reasonable insurance policies as would be maintained by similarly situated pharmaceutical companies consistent with the current industry standards for similar products, and compliant with any applicable law or regulation.

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9.5 EXCEPT WITH RESPECT TO A BREACH OF SECTION 10 HEREOF, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, PUNITIVE OR SPECIAL DAMAGES OF THE OTHER PARTY ARISING OUT OF OR RELATED TO THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10 CONFIDENTIALITY

10.1 Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, for the Term and until the later of (i) the tenth (10th) anniversary of the Effective Date, or (ii) five (5) years after the expiration or termination of the Term, it shall keep confidential and shall not publish or otherwise disclose, and shall not use for any purpose other than as as provided for in this Agreement~~,~~ any Confidential Information furnished to it by the other Party pursuant to this Agreement except for that portion of such information or materials that the receiving Party can demonstrate by competent written proof:

(a)	was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality to the disclosing Party, at the time of disclosure by the other Party, as evidenced by written documentation;
(b)	was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;
(c)	became generally available to the public or otherwise part of the public domain after it disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;
(d)	was disclosed to the receiving Party or its Affiliate by a Third Party without obligations of confidentiality with respect thereto; or
(e)	was independently discovered or developed by the receiving Party or its Affiliate without the aid, application, or use of Confidential Information of the other Party, as evidenced by written documentation; provided, however, that this exception shall not apply to information or materials consisting of data and results generated or resulting from Development activities with respect to the Product, which information and materials shall be deemed Confidential Information of the Party who has developed such information or materials regardless of whether such information and materials were independently discovered or developed by the receiving Party or its Affiliate.

10.2 Authorized Disclosure.  Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following situations:

(a)	filing or prosecuting Patents as permitted in this Agreement;
(b)	regulatory submissions and other filings with Governmental Authorities, including filings with the Securities and Exchange Commission;
(c)	prosecuting or defending litigation or other proceedings or regulatory actions;
(d)	complying with applicable Laws;
(e)	disclosure to its employees, agents, and consultants, and any Third Parties (and potential licensees and) with which a Party is Developing or Commercializing the Product) only on a need-to-know basis and solely as necessary in connection with the performance of this Agreement, provided that in each case the recipient of such Confidential Information must agree to be bound by similar obligations of confidentiality and non-use at least as equivalent in scope as those set forth in this Article 10 prior to any such disclosure; and

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(f)	disclosure of the material financial terms of this Agreement to any bona fide potential investor, investment banker, acquiror, merger partner, or other potential financial partner; provided that in connection with such disclosure, the disclosing Party shall use all reasonable efforts to inform each recipient of the confidential nature of such Confidential Information and shall cause each recipient of such Confidential Information to treat such Confidential Information as confidential.

Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of Confidential Information pursuant to Section 10.2(c) or 10.2(d), the Receiving Party shall, except where not permitted by applicable Law, give reasonable advance notice to the Disclosing Party of such required disclosure and, at the Disclosing Party’s request and expense, cooperate fully with the Disclosing Party’s lawful efforts to contest such required disclosure, to minimize the scope of such required disclosure, and/or to obtain a protective order or other confidential treatment of the Confidential Information required to be disclosed. In any event, the Receiving Party agrees to take all reasonable action to avoid disclosure of Confidential Information hereunder

10.3 The Parties agree that the terms of this Agreement shall be treated as Confidential Information by both Parties.

10.4 The Parties acknowledge that each Party may desire or be required to issue press releases or to make other public disclosures relating to this Agreement or its terms. The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press releases or other public disclosures prior to the issuance thereof, provided that a Party may not unreasonably withhold consent to such releases, and that either Party may issue such press releases as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations. In addition, following an initial press release announcing this Agreement, each Party shall be free to disclose, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party and those terms of this Agreement which have already been publicly disclosed in accordance herewith.

10.5 Subject to Section 10.4, TGTX shall not use the name “Rhizen” nor any variation or adaptation thereof, nor any trademark, tradename or other designation owned by Rhizen or its Affiliates, nor the names of any of its officers, employees or agents, for any purpose without the prior written consent of the other Party in each instance, except that TGTX may state that it has licensed from Rhizen one or more of the patents and/or applications within the Rhizen Patents, and TGTX may use Rhizen’s logo on TGTX’s corporate website and corporate presentation materials for such purpose, subject to Rhizen’s prior review and approval (not to be unreasonably withheld) of TGTX’s proposed use thereof.

10.6 Subject to Section 10.4, Rhizen shall not use the name of “TGTX” or its Affiliates nor any variation or adaptation thereof, nor any trademark, tradename or other designation owned by TGTX or its Affiliates, nor the names of any of its officers, employees or agents, for any purpose without the prior written consent of the other Party in each instance, except that Rhizen may state that it has licensed to TGTX one or more of the patents and/or applications within the Rhizen Patents, and Rhizen may use TGTX’s logo on Rhizen’s corporate website and corporate presentation materials for such purpose, subject to TGTX’s prior review and approval (not to be unreasonably withheld) of Rhizen’s proposed use thereof.

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10.7     Each Party recognizes that the publication by TGTX of Data and other information regarding Compounds and Products, such as by public oral presentation, manuscript or abstract, may be beneficial to both Parties provided such publications are subject to reasonable controls to protect Confidential Information. Accordingly, Rhizen shall have the right to review and comment on any material proposed for public oral presentation or publication by TGTX that includes Data or other results of preclinical or clinical development of the Compound or any Product and/or includes Confidential Information of Rhizen. Before any such material is submitted for publication, TGTX shall use reasonable efforts to deliver a complete copy to Rhizen at least thirty (30) days prior to submitting the material to a publisher or initiating any other disclosure. Rhizen shall review any such material and give its comments to TGTX within ten (10) days of the delivery of such material to Rhizen. With respect to public oral presentation materials and abstracts, Rhizen shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to TGTX with appropriate comments, if any, but in no event later than ten (10) days from the date of delivery to Rhizen. TGTX shall comply with Rhizen’s request to delete references to Rhizen’s Confidential Information in any such material. In addition, if any such publication contains patentable subject matter, then at Rhizen’s request, TGTX shall either delete the patentable subject matter from such publication or delay any submission for publication or other public disclosure for a period of up to an additional sixty (60) days so that appropriate patent applications may be prepared and filed.

10.8 Subject to Section 10.7, TGTX and its contractors, including without limitation clinical research organizations, shall have the right to publish results of all clinical trials of the Compound or any Product on TGTX’s clinical trial register, and such publication will not be a breach of the confidentiality obligations provided in this Article 10.

10.9 All obligations of confidentiality and non-use imposed under this Article 10 shall expire ten (10) years after the date of termination or expiration of this Agreement

11 EXPIRY OF THE AGREEMENT; CONSEQUENCES OF EXPIRY

11.1 Unless terminated earlier pursuant to Article 12 or other mutual written agreement, this Agreement shall commence upon the Effective Date and shall expire, on a country-by-country basis on the expiration of the Royalty Term (the “Royalty Term”).

12 TERMINATION

12.1 TGTX Termination with Cause: TGTX may terminate this Agreement at any time for Cause upon ninety (90) days’ prior written notice to Rhizen.

12.2 TGTX Termination: TGTX may terminate this Agreement at any time for any reason upon ninety (90) days’ prior written notice to Rhizen.

12.3 Rhizen Termination for TGTX Diligence Failure: If TGTX does not correct a failure to use Diligent Efforts within the applicable period specified in, or determined in accordance with, Section 3.2.5 (b) (a “Diligence Failure”), Rhizen shall have the right to terminate this Agreement on ninety (90) days’ written notice to TGTX unless TGTX cures such Diligence Failure before the end of such ninety (90) day period.

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12.4 Termination for Material Breach: Each Party shall have the right to terminate this Agreement upon ninety (90) days’ (or forty-five (45) days’ in the case of failure to make payment of amounts due hereunder) prior written notice to the other Party in the event of the material breach of any term or condition of this Agreement by the other Party, unless the breaching Party has cured such breach by the end of the applicable cure period; provided, however, that:

(a) this Section 12.4 shall not apply to any Diligence Failure by TGTX (in which case, Rhizen’ termination right shall be as set forth in Section 12.3); and

(b) any right to terminate under this Section 12.4 shall be stayed and the cure period shall be stopped in the event that, during any cure period, the Party alleged to have been in material breach shall have initiated dispute resolution in accordance with Article 20 with respect to the alleged breach, which stay and stopping shall last so long as the dispute resolution proceedings are ongoing.

13 CONSEQUENCES OF TERMINATION

13.1 In the event of

(A) termination of this Agreement by TGTX pursuant to Section 12.1 or 12.2:

(a) The license granted by Rhizen to TGTX under Section 2.1 shall terminate and revert to Rhizen on the effective date of termination.

(b) Rhizen shall have the right, exercisable upon written notice by Rhizen to TGTX given within sixty (60) days after the effective date of such termination, to obtain, and effective upon such notice, TGTX shall, and it hereby does, grant to Rhizen, a perpetual, exclusive, worldwide, royalty-bearing license, with the right to sublicense, under TGTX Intellectual Property Rights (which, for purposes of this Section 13.1 shall not include the Joint Patents or the Joint Know-How) solely to develop, make, have made, use, sell, offer for sale, have sold and import the Compound and Products in the Field of Use, subject to the terms and conditions set forth below in subparagraph (c). TGTX shall provide to Rhizen when enforcing any such rights under this Section 13.1(A)(b) reasonable assistance in such enforcement, at Rhizen’s request and cost, including joining such action as a party plaintiff if required by applicable Law to pursue such action. In consideration for such exclusive license, Rhizen shall pay to TGTX a royalty based on the fair market value of such license.  The royalty will be negotiated in good faith by the Parties within fifteen (15) days following the effective date of the termination. If the Parties cannot agree on the terms of the royalty, the parties will select a disinterested Third Party to determine the fair market value of the license (the “Appraiser”).  Once the Appraiser is selected, the Appraiser shall be instructed to furnish a written appraisal within sixty (60) days of it selection. In the event of termination pursuant to Section 12.2, TGTX shall bear the Appraiser’s reasonable costs and expenses, otherwise such costs and expenses will be shared equally by the Parties.  The fair market value royalty will be paid out of Rhizen’s gross profits following the first commercial sale of the Product, and which gross profits will be based on all amounts paid to Rhizen from its sublicensing or from sales directly or indirectly in the particular country or Territory. The term of such royalty will expire on the expiration of the last to expire issued Valid Claim within the TGTX Patents covering the Product in the particular country or Territory.

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TGTX shall, and it hereby does, upon such Termination grant to Rhizen, (i) a perpetual, exclusive, worldwide, royalty-free license, with the right to sublicense, under the Joint Patents; and (ii) a perpetual, non-exclusive, royalty-free license to the Joint Know-How, in each case solely to develop, make, have made, use, sell, offer for sale, have sold and import the Compound and Products in the Field of Use, subject to the terms and conditions set forth below in subparagraph (c). TGTX shall provide to Rhizen when enforcing any such rights under this Section 13.1(A)(b) reasonable assistance in such enforcement, at Rhizen’s request and cost, including joining such action as a party plaintiff if required by applicable Law to pursue such action.

(c) TGTX shall:

(i) at no cost to Rhizen transfer to Rhizen as soon as reasonably practicable all Data and information in TGTX’s or its Affiliates’ Control and possession relating to the Compound or Products as may be necessary to enable Rhizen to practice such license,

(ii) at no cost to Rhizen transfer and assign to Rhizen all of its right, title and interest in and to all INDs, NDAs, drug dossiers and master files with respect to any and all Products and all regulatory approvals with respect to any and all Products, and

(iii) Take such other commercially reasonable actions and shall execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights under this subparagraph (c) to Rhizen, including without limitation assignments of any contracts, including sublicensing agreements, related to the Development and Commercialization of any Product or New Product, unless such assignment is prohibited by a contract and the applicable consent cannot be reasonably procured at reasonable cost. TGTX will use reasonable commercial efforts to obtain the consent of any third-party to any contract or agreement related to the Development or Commercialization of the Product or a New Product, which consent is required for the assignment of any such contract or agreement from TGTX to Rhizen, provided, however, that any cash payment required by TGTX in order to procure any such consent shall be deemed not commercially reasonable. Prior to receipt of such consent, TGTX shall make available to Rhizen all rights and other benefits of such contracts, on a subcontract or sublease basis or in some other appropriate manner to the fullest extent reasonably practicable and permitted by the terms of the contract or otherwise consented to by the other party to such contract, and Rhizen shall be considered an independent subcontractor or sublessee of TGTX, with respect to all matters concerning such contracts.

(B) termination of this Agreement by TGTX pursuant to Section 12.4:

(a) the license granted by Rhizen to TGTX pursuant to Section 2.1 remains in full force and effect in accordance with its terms and until such time on a country-by-country basis (i.e. partial) as the expiration of the Royalty Term or Entire territory , subject to TGTX’s compliance with Article 6;

(b) all JSC participation rights of Rhizen shall terminate and be of no further force or effect;

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(c) pending the outcome of arbitration proceedings pursuant to Article 20, TGTX shall have the right to pay all amounts that become due under Article 6 after such termination into an escrow account with a reputable bank, and to the extent the arbitrators award damages to TGTX, the arbitrators shall be authorized, in their discretion, (i) to cause the release to TGTX of all or any part of the escrowed funds in partial or full satisfaction of such award, and/or (ii) to adjust the amounts payable by TGTX to Rhizen under this Agreement to compensate TGTX for damages suffered by TGTX as a result of Rhizen’ material breach.

(C) termination of this Agreement by Rhizen pursuant to Section 12.3, or termination of this Agreement by Rhizen pursuant to Section 12.4 (subject to paragraph (b) thereof):

(a) The license granted by Rhizen to TGTX under Section 2.1 shall terminate and revert to Rhizen on the effective date of termination.

(b) Rhizen shall have the right, exercisable upon written notice by Rhizen to TGTX given within sixty (60) days after the effective date of such termination, to obtain, and effective upon such notice, TGTX shall, and it hereby does, grant to Rhizen, a perpetual, exclusive, worldwide, royalty-bearing license, with the right to sublicense, under TGTX Intellectual Property Rights (which, for purposes of this Section 13.1 shall not include the Joint Patents or the Joint Know-How) solely to develop, make, have made, use, sell, offer for sale, have sold and import the Compound and Products in the Field of Use, subject to the terms and conditions set forth below in subparagraph (c). TGTX shall provide to Rhizen when enforcing any such rights under this Section 13.1(C)(b) reasonable assistance in such enforcement, at Rhizen’s request and cost, including joining such action as a party plaintiff if required by applicable Law to pursue such action. In consideration for such exclusive license, Rhizen shall pay to TGTX a royalty based on the fair market value of such license.  The royalty will be negotiated in good faith by the Parties within fifteen (15) days following the effective date of the termination. If the Parties cannot agree on the terms of the royalty, the parties will select a disinterested Third Party to determine the fair market value of the license (the “Appraiser”).  Once the Appraiser is selected, the Appraiser shall be instructed to furnish a written appraisal within sixty (60) days of it selection. TGTX shall bear the Appraiser’s reasonable costs and expenses.  The fair market value royalty will be paid out of Rhizen’s gross profits following the first commercial sale of the Product, and which gross profits will be based on all amounts paid to Rhizen from its sublicensing or from sales directly or indirectly in the particular country or Territory. The term of such royalty will expire on the expiration of the last to expire issued Valid Claim within the TGTX Patents covering the Product in the particular country or Territory.

TGTX shall, and it hereby does, upon such Termination grant to Rhizen, (i) a perpetual, exclusive, worldwide, royalty-free license, with the right to sublicense, under the Joint Patents; and (ii) a perpetual, non-exclusive, royalty-free license to the Joint Know-How, in each case solely to develop, make, have made, use, sell, offer for sale, have sold and import the Compound and Products in the Field of Use, subject to the terms and conditions set forth below in subparagraph (c). TGTX shall provide to Rhizen when enforcing any such rights under this Section 13.1(C)(b) reasonable assistance in such enforcement, at Rhizen’s request and cost, including joining such action as a party plaintiff if required by applicable Law to pursue such action.

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(c) TGTX shall:

(i) at no cost to Rhizen , transfer to Rhizen as soon as reasonably practicable all Data and information in TGTX’s or its Affiliates’ Control and possession relating to the Compound or Products as may be necessary to enable Rhizen to practice such license.

(ii) at no cost to Rhizen, transfer and assign to Rhizen all of its right, title and interest in and to all INDs, NDAs, drug dossiers and master files with respect to any and all Products and all regulatory approvals with respect to any and all Products, and

(iii) Take such other commercially reasonable actions and shall execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights under this subparagraph (c) to Rhizen, including without limitation assignments of any contracts, including sublicensing agreements, related to the Development and Commercialization of any Product or New Product, unless such assignment is prohibited by a contract and the applicable consent cannot be reasonably procured at reasonable cost. TGTX shall use reasonable commercial efforts to obtain the consent of any third-party to any contract or agreement related to the Development or Commercialization of the Product or a New Product, which consent is required for the assignment of any such contract or agreement from TGTX to Rhizen, provided, however, that any cash payment required by TGTX in order to procure any such consent shall be deemed not commercially reasonable. Prior to receipt of such consent, TGTX shall make available to Rhizen all rights and other benefits of such contracts, on a subcontract or sublease basis or in some other appropriate manner to the fullest extent reasonably practicable and permitted by the terms of the contract or as consented to by the other party to the contract, and Rhizen shall be considered an independent subcontractor or sublessee of TGTX, with respect to all matters concerning such contracts.

(d) all JSC participation rights of TGTX shall terminate and be of no further force or effect;

(e) pending the outcome of arbitration proceedings pursuant to Article 20, TGTX shall pay all amounts that become due under Article 6 after such termination into an escrow account with a reputable bank, and to the extent the arbitrators award damages to Rhizen, the arbitrators shall be authorized, in their discretion, (i) to cause the release to Rhizen of all or any part of the escrowed funds in partial or full satisfaction of such award, and/or (ii) to adjust the amounts payable to Rhizen under this Agreement to compensate Rhizen for damages suffered by Rhizen as a result of TGTX’s material breach.

13.2 Any termination of this Agreement shall be without prejudice to any rights or obligations which have accrued to any Party prior to such termination. Without limiting the generality of the foregoing, termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to hereunder.

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14 FALLOW

14.1. If at any time the development program has not made any significant progress during any 6 month period during the Term (prior to the First Commercial Sale), the licensing shall be deemed to be fallow and liable to additional consequences. The JSC shall decide whether TGTX has made significant progress pursuant to this Section 14.1, provided that if Rhizen disagrees with the determination of the JSC, Rhizen may submit such dispute to an independent Third Party analyst pursuant to the process set forth in Section 3.2.5(a) hereof, and the decision of such analyst as to whether significant progress has been made shall be binding on the Parties. On determination of such an event, the JSC may have an option to provide TGTX with an extension of 12 months if TGTX pays Rhizen a maintenance fee. For the avoidance of doubt, the Development of a Product shall be considered as not making significant progress under this Section 14.1 if the aggregate amount spent by TGTX or its Sublicensee(s) on the Development activities for each of two consecutive three (3) month periods prior to the filing of an NDA is less than an amount to be specified by the Parties within thirty (30) days following the effective date hereof, except in specific circumstances where such level of development expenses is warranted, as mutually agreed by the Parties.

14.2. The Maintenance Fee as per section 14.1 shall be calculated by the Parties in good faith considering the anticipated loss to Rhizen of various milestone(s) & other payments (under Article 6 above) expected based on the then-current stage(s) of the Development Plan.

15  SURVIVING PROVISIONS

Sections 6.5 and Articles 1, 8, 9, 10, 13, 14, 15, 16, 18, 19, 20 and 22 shall survive termination or expiration of this Agreement. In addition, if the license granted to TGTX under Section 2.1 survives termination as set forth in Section 13.3, Sections 6.3, 6.4 and 6.5 shall survive such termination.

16  NOTICES

Notices required or permitted to be made or given to either Party hereto pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such Party by certified or registered mail, postage prepaid, addressed to it at its address set forth or to such other address as it shall designate in the course of this Agreement by written notice to the other Party as follows:

If to Rhizen:	If to TGTX:
Rhizen Attention: Rhizen Pharmaceuticals S A Fritz-Courvoisier 40, CH-2300 La Chaux-de-Fonds, Switzerland. Email- us@rhizen.com	TGTX. Attention: TG Therapeutics, Inc. 787 Seventh Avenue New York, NY 10019 U.S.A. Email – hm@tgtxinc.com

17 INDEPENDENT CONTRACTOR

The relationship of TGTX and Rhizen under this Agreement is intended to be that of an independent contractor. Nothing contained in this Agreement is intended or is to be construed so as to constitute the Parties as partners or joint ventures or either Party as an agent or employee of the other. Neither Party has any express or implied right or authority under this Agreement to assume or create any obligations on behalf of or in the name of the other, or to bind the other Party to any contract, agreement or undertaking with any Third Party.

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18 COMPLETE AGREEMENT

The Parties hereto acknowledge that this Agreement sets forth the entire agreement and understanding of the Parties, and supersedes all prior written or oral agreements or understandings with respect to the subject matter hereof, including JV Agreement, but excluding:

(a) that certain Confidentiality Agreement between the Parties dated April 27, 2012 (the “Original Confidentiality Agreement”), which shall remain in full force and effect in accordance with its terms; provided, however, that all “Confidential Information” (as defined by the Original Confidentiality Agreement) of Rhizen relating to its single targeted Pi3K Delta kinase Inhibitor programs, including, without limitation, RP5264, shall be deemed Confidential Information for purposes of this Agreement; and

(b) In the event of any conflict between the provisions of this Agreement and the provisions of the Original Confidentiality Agreement, this Agreement shall control. No modification of this Agreement shall be deemed to be valid unless in writing and signed by both Parties

19 ASSIGNMENT

Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent: (a) in connection with the transfer or sale of all or substantially all of the business of such Party to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise (each, a “Change of Control Transaction”), provided that in the event of a Change of Control Transaction in which the acquiring party is a Third Party, intellectual property rights of the acquiring party to such Change of Control Transaction that exist prior to the effective time of such Change of Control Transaction shall not be included in the technology licensed hereunder or otherwise subject to this Agreement; or (b) to an Affiliate, provided that no such assignment to an Affiliate shall relieve the assigning Party of its obligations hereunder. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.

20 GOVERNING LAW AND DISPUTE RESOLUTION

20.1	English Language; Governing Law. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement. This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed under the Laws of the State of New York without giving effect to any choice of law principles that would require the application of the Laws of a different state.

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20.2	Disputes.

(a)	The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Section 20.2 to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, if and when a dispute arises under this Agreement. With respect to all disputes arising between the Parties, including, without limitation, any alleged failure to perform, or breach, of this Agreement, or any issue relating to the interpretation or application of this Agreement, if the Parties are unable to resolve such dispute within sixty (60) days after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to the senior executive officers for each Party for attempted resolution by good faith negotiations within thirty (30) days after such notice is received. If the senior executive officers designated by the Parties are not able to resolve such dispute within such thirty (30) day period, either Party may submit such dispute in accordance with Section 20.2(b).

(b)	Arbitration. Any dispute arising out of or relating to this Agreement, including the breach, termination or validity thereof, which has not been resolved by the executives of the Parties as provided herein will be finally resolved by arbitration in accordance with the CPR Rules for Non-Administered Arbitration then currently in effect, by three arbitrators of whom each party will appoint one in accordance with the ‘screened’ appointment procedure provided in Rule 5.4, provided, however, that if one party fails to participate in either the negotiation or mediation as agreed herein, the other party can commence arbitration prior to the expiration of the time periods set forth above. The arbitration will be governed by the Federal Arbitration Act, 9 U.S.C. §§1 et seq., and judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. The place of arbitration will be New York, NY. The award may be made a judgment by any court of competent jurisdiction pursuant to the New York Convention, 9 U.S.C. § 201 et seq., and for this purpose the Party against whom the award is made will agree to the personal jurisdiction of the court in which recognition is sought and will not raise any argument of forum non conveniens.

(c)	Notwithstanding anything to the contrary in this Article 20, either Party may seek injunctive relief in any court in any jurisdiction where appropriate.

21 FORCE MAJEURE

21.1 Neither Party shall be liable for a failure to comply with a provision herein, if it is prevented from performing the said provision because of force majeure, this notion being defined as an event beyond the control of the Parties and independent from their will including, but not limited to, strikes or other labor trouble, war, insurrection, fire, flood, explosion, discontinuity in supply of power, court order or governmental interference

21.2 Despite the event of force majeure, either Party hereto shall undertake reasonable efforts to comply to the extent possible with its obligations towards the other Party, pursuant to this Agreement.

21.3 The Party invoking an event of force majeure shall notify it forthwith to the other Party, and must specify which one or ones of its obligations it is being prevented from complying with, and the nature of force majeure, and must give an estimate of the period during which it is likely that it shall be prevented from complying with the said obligation or obligations

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22 MISCELLANEOUS

22.1 If any provision of this Agreement should be or become fully or partly invalid or unenforceable for any reason whatsoever or should violate any applicable law, this Agreement is to be considered divisible as to such provision and such provision is to be deemed deleted from this Agreement, and the remainder of this Agreement shall be valid and binding as if such provision were not included therein. There shall be substituted for any such provision deemed to be deleted a suitable provision which, as far as is legally possible, comes nearest to the sense and purpose of the stricken provision

22.2 Failure by any Party to enforce any term or provision of this Agreement in any specific instance or instances hereunder shall not constitute a waiver by such Party of any such term or provision, and such Party may enforce such term or provision in any subsequent instance without any limitation or penalty whatsoever.

22.3 This Agreement is neither expressly nor impliedly made for the benefit of any entity other than the Parties.

22.4 The headings set forth in this Agreement are for convenience only and do not qualify or affect the terms or conditions of this Agreement. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language, and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.

22.5 No waiver of any right or remedy hereunder shall be effective unless provided in writing executed by the waiving Party.

22.6 The agreement survives in case either Party is acquired or goes bankrupt.

22.7 This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall be binding upon the delivery by each Party of an executed signature page to the other Party by facsimile or electronic transmission. If signature pages are so delivered by facsimile or electronic transmission, each Party shall also immediately deliver an executed original counterpart of this Agreement to the other Party by courier delivery service.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date

TG THERAPEUTICS, INC.	RHIZEN Pharmaceutials SA

/s/	/s/
Name:	Name:
Title	Title:

Date:	Date:

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